Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-193040
PROSPECTUS

CHIQUITA BRANDS INTERNATIONAL, INC.
CHIQUITA BRANDS L.L.C.

Offer to exchange $425 million aggregate principal amount of 7.875% Senior Secured Notes due 2021 (which we refer to as the old notes) for $425 million aggregate principal amount of 7.875% Senior Secured Notes due 2021 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended, and are fully and unconditionally guaranteed by the subsidiary guarantors listed on page iv of this prospectus.

The exchange offer will expire at 5:00 p.m., New York City time, on February 4, 2014, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

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The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

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The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

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We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

See “Risk Factors” beginning on page 13 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

The date of this prospectus is January 6, 2014.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, North Carolina 28202
Attention: Investor Relations

Oral requests should be made by telephoning Chiquita Brands International, Inc., Investor Relations Department at (980) 636-5000.

In order to obtain timely delivery, you must request the information no later than January 28, 2014, which is five business days before the expiration date of the exchange offer.

SUBSIDIARY GUARANTORS

BC Systems, Inc.
CB Containers, Inc.
Chiquita Fresh North America L.L.C.
Fresh Express Incorporated
Fresh International Corp.
Transfresh Corporation
V.F. Transportation, L.L.C.
Verdelli Farms Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements concerning our future results and performance and other matters that are “forward-looking” statements. These statements reflect management’s current views and estimates of future economic circumstances, industry conditions and our performance. They are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including: the customary risks experienced by global food companies such as: prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability, and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits anticipated from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items; and other risks set forth in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements.

SUMMARY

The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus. In addition to other information in this prospectus, the factors set forth under “Risk Factors” below should be considered carefully in evaluating an investment in the notes offered hereby. Unless the context indicates otherwise, all references in this prospectus to “Chiquita,” the “Company,” “our,” “us” and “we” refer to Chiquita Brands International, Inc. and its subsidiaries. References to “CBII” refer solely to the legal entity Chiquita Brands International, Inc. References to “CBL” refer only to Chiquita Brands L.L.C., our main operating subsidiary.

Company Overview

Chiquita Brands International, Inc. and its subsidiaries operate as a leading international marketer and distributor of bananas and other fresh produce as well as packaged salads. Our bananas, other fresh produce and related fruit ingredients are primarily sold under the Chiquita® brand name in nearly 70 countries. Our packaged salads are sold under the Fresh Express® brand name, as well as private label offerings, primarily in the United States. No individual customer accounted for more than 10% of net sales of the company or any segment during any of the last three years.

We currently operate through three business segments: Bananas, Salads and Healthy Snacks, and Other Produce:

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Bananas. We produce approximately one-third of the bananas we market on farms we own in Latin America, and purchase the remainder of the bananas from a diverse base of third-party suppliers. Our primary markets are in North America, Europe and the Middle East. In North America, our bananas are typically sold under annual, fixed price per box contracts that include a variable fuel surcharge designed to recover fuel-related cost increases. In Core Europe, which we define as the 27 member states of the European Union (“EU”), Switzerland, Norway and Iceland, our bananas are primarily sold on weekly price quotes in euros. We ship bananas to various non-EU countries throughout the Mediterranean. We also sell bananas in the Middle East, primarily under fixed price per box contracts. Additionally, we receive royalties from the use of the Chiquita brand under a trademark licensing agreement with a third party for banana sales in Japan and Korea.

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Salads and Healthy Snacks. The Salads and Healthy Snacks segment includes (i) packaged, ready-to-eat salads in the retail market, commonly referred to as “value-added salads,” sold under the Fresh Express brand and other labels; (ii) fresh vegetable and fruit ingredients used in foodservice; (iii) healthy snack products, primarily packaged, sliced apples sold in foodservice and retail channels; and (iv) processed fruit ingredient products. We distribute approximately 190 different retail value-added salad products to retailers nationwide and approximately 40 different value-added healthy snacking products. While traditionally we were a supplier of branded product offerings, as part of our strategic transformation, we recently expanded our product offerings, without the need for significant capital expenditures, and now offer private label packaged salads, organic packaged salads and whole-head lettuce products in order to be a more complete salad supplier to our customers. We source all of our raw salad ingredients from third-party suppliers in the United States and Mexico. Value-added salads are primarily sold under annual or multi-year fixed price per case contracts that include a fuel surcharge designed to recover any increases in fuel-related costs. In 2012, the Healthy Snacks product portfolio was significantly pared down and is now primarily packaged sliced apples, which reduces manufacturing complexity and isolates operations to only those products that meet our intended target profit margins.

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Other Produce. We distribute and market whole fresh fruit and vegetables other than bananas in Europe and North America and license the use of the Chiquita brand to a third party for pineapples sold in Japan and Korea. As part of our strategic transformation, in October 2012 we announced our intention to exit our North American deciduous business after the end of the California grape season. On an annual basis, our North American deciduous business generated approximately $40 million of net sales and an insignificant operating loss. Beginning in 2013, the primary product of the Other Produce segment is pineapples. We source pineapples primarily in the same way and from many of the same growers who supply our banana volume and we utilize our pineapple sales volume to enhance our economies of scale in purchasing and transportation

Competitive Strengths

We believe the following competitive strengths position us to execute our strategic transformation and will drive our future growth:

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Strong and Valuable Brands. Both the Chiquita and Fresh Express brands are known for freshness, quality, health and convenience. Chiquita is the most recognized brand in bananas. In North America, 45% of consumers prefer Chiquita bananas to offerings from our peers, based on the North America Brand Health Tracking Report from November 2013. In Europe, where multiple banana brands are sold by retailers, the Chiquita brand generally is priced at a premium to competing products. The Fresh Express brand is well known in the North American retail grocery and foodservice trades and we believe has developed a reputation for service, innovation, quality and food safety leadership.

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Leading Market Share in Large, On-Trend Product Categories. The consumer and institutional recognition of our brands contribute to our leading market share in our key products. Chiquita is the leading banana brand in Europe with an approximate 15% market share based on 2012 Eurostat import data and has the leading market share of 35% in U.S. supermarkets according to Nielsen Perishables Group- 52 weeks ending September 28, 2013. Fresh Express is the category leader in North America with approximately 31% market share in the $2 billion retail value-added salad category, based on IRI data. Fresh Express also continues to be the fastest selling packaged salad brand in retail outlets and our sales velocity advantage has increased through the third quarter of 2013, based on IRI data.

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Long-Standing Customer Relationships. We maintain long-standing relationships with a diverse base of customers. Our customers include some of the largest food retailers, restaurants and mass merchants in the U.S. and Europe. We believe our ability to source bananas of uniformly high quality at a competitive cost, our ability to quickly and reliably transport and distribute products worldwide and our value-added services allows us to continue to enhance these long-standing relationships. For example, for some customers we provide services such as ripening and inventory and/or category management, cold chain management and delivery and retail merchandising services to help those customers measurably improve the productivity of their banana and packaged salad sales. In our packaged salads business, we provide a range of services such as merchandising support, trade spend management, cold supply chain management and inventory management to drive sales velocities at a rate higher than the industry average.

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Diversity of Sourcing. Our sourcing of bananas and salads is geographically diversified. In bananas, we maintain a diverse geographic sourcing structure which reduces our risk from natural disasters, labor disruptions and other events in any one particular location to help us maintain uninterrupted supplies to our customers. In addition to the farms we own and operate, which produce approximately one-third of our banana supply, we source bananas from numerous countries in Central and South America, including Costa Rica, Guatemala, Panama, Ecuador and Honduras, with additional volume sourced from the Philippines. In salads, we work with a portfolio of independent growers to mitigate production risks and cost fluctuations. Our raw salad products are sourced primarily from California or Arizona, as well as Mexico, Florida, Michigan and Colorado.

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Leader in Food Safety Standards. We consider ourselves to be a leader and innovator in food safety. Our strict food safety standards also apply to our third-party growers, suppliers and processors. For example, the Fresh Express food safety practices include: (1) multi-point monitoring from field to shelf; (2) pre-approval and monitoring of fields where Fresh Express products are grown; and (3) utilizing our own expert auditors to assess growing, harvesting and cooling operations.

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High Level of Corporate Responsibility. We manage all operations in accordance with our Core Values—Integrity, Respect, Opportunity, and Responsibility—and our Code of Conduct. We lead our business with high environmental, social and ethical standards, and fairly balance the interests of our stakeholders. For example, all our company-owned farms in Latin America have been certified by independent, third party organizations to world-leading standards in the environmental, labor, good agricultural and food safety practices. The Rainforest Alliance certification verifies that we use sustainable agricultural practices, while Social Accountability 8000 verifies that we employ fair labor standards and implement the core International Labor Organization conventions. Our GlobalGap certification demonstrates our good agricultural practices and food safety standards. We also encourage and work with our third-party suppliers to achieve compliance with these standards.

Business Strategy

We believe we have significant opportunities to grow our net sales and improve our profitability as we implement our strategic transformation. Our long-term business strategies include the following:

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Expand salads sales by providing a more comprehensive product offering. In 2013, we began shipping under our private label program to our North American customers to take advantage of the opportunity in private label salads. We have also expanded our organic salad offering and entered the value-added whole head lettuce category on a selective basis. We supply the full range of consumer and customer needs in our core categories while leveraging existing capacity, capabilities, and our scale advantage.

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Drive growth in bananas. We will use our new operational efficiencies to improve the value proposition we offer to our customers. The diversity of our banana sourcing and our new shipping configuration will enable us to more quickly take advantage of any supply and demand imbalances while our productivity improvements on the farms we own are expected to result in a higher yield of Chiquita quality bananas.

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Continue to focus on mitigating risk. Our business is very global and inherently entails a number of risks. While economic, political and cultural risks cannot be controlled, we can manage other risks such as fluctuations in shipping rates, fuel costs and foreign currency translation. We have a disciplined fuel hedging program for our Core Europe bunker fuel exposure. As of September 30, 2013, we have hedged approximately 80% and 50% of our global bunker fuel exposure in each of 2014 and 2015, respectively. Our U.S. bunker fuel exposure is offset by quarterly contractual fuel surcharges. To manage our exposure to exchange rates on the conversion of euro-based revenue into U.S. dollars, we utilize a currency hedging strategy through a variety of derivative instruments. As of October 25, 2013, approximately 25% of our expected euro net sales in 2014 is hedged at $1.34 per euro. We will continue to proactively hedge these risks to minimize the volatility in our business.

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Continue to Focus on Cost Saving Opportunities. In addition to the initiatives already completed or underway, we intend to continue to focus on profit improvement initiatives and maximizing cash flow by identifying areas in our value chain with additional cost savings potential.

Our principal executive offices are located at 550 South Caldwell Street, Charlotte, North Carolina 28202 and our telephone number is (980) 636-5000. Our website is www.chiquita.com. The information contained on our website is not incorporated by reference into this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

The following is a brief summary of the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and expectations. For a more complete description of the terms of the exchange offer, see “The Exchange Offer.”

On February 5, 2013, we completed the private offering of $425 million aggregate principal amount of 7.875% Senior Secured Notes due 2021 and related subsidiary guarantees. As part of that offering, we entered into a registration rights agreement with the placement agents of the old notes in which we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	$425 million principal amount of 7.875% Senior Secured Notes due 2021.

New Notes
$425 million principal amount of 7.875% Senior Secured Notes due 2021 and the related subsidiary guarantees, the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Exchange Offer
We are offering to issue up to $425 million principal amount of new notes, in exchange for a like principal amount of the old notes, to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on February 4, 2014, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;
•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes;
•	you are acquiring the new notes in your ordinary course of business; and
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if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on February 4, 2014.

Conditions to the Exchange Offer
The exchange offer is not conditioned upon any minimum aggregate principal amount of the old notes being tendered for exchanges. The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes
Except as described in the section titled “The Exchange Offer—Procedures for Tendering old notes,” a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer. A holder may also tender its original notes by means of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that program.

Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account.

Certain Federal Income Tax Considerations
The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent
Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales
Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;
•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and
•	you are not an affiliate of ours.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:
•	you cannot rely on the applicable interpretations of the staff of the SEC;
•	you will not be entitled to participate in the exchange offer; and
•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
See the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange old notes” for more information.

Broker-Dealer
Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

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may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement
When we issued the old notes in February 2013, we entered into a registration rights agreement with the placement agents of the old notes. Under the terms of the registration rights agreement, we agreed to file with the SEC, and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer, or, in certain circumstances, a shelf registration statement providing for the registered sale of the old notes is not declared effective, within 120 days after any obligation to file a shelf registration statement arises, the interest rate on the old notes will be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any such failure and shall increase by 0.25% per annum at the end of each subsequent 90-day period, up to an additional 1.0% per annum.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer currently applicable to the old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes—Registration Rights.”

SUMMARY DESCRIPTION OF THE NEW NOTES

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuers	Chiquita Brands International, Inc. and Chiquita Brands L.L.C.

New Notes	$425 million aggregate principal amount of 7.875% Senior Secured Notes due 2021.

Maturity Date	February 1, 2021.

Interest Payment Dates	7.875% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2014.

Subsidiary Guarantees
Our obligations under the new notes will be guaranteed on a senior basis by each of our existing direct and indirect subsidiaries, other than de minimis subsidiaries, and certain of our future direct and indirect domestic subsidiaries. See “Description of the New Notes-Guarantees.” For the nine months ended September 30, 2013, our non-guarantor subsidiaries represented 36% of our consolidated revenues. The relative contribution of our non-guarantor subsidiaries to our consolidated revenues varies from period to period and, in any given period, may be significantly greater or smaller than their relative contribution to our consolidated sales, depending on sales price, supply and demand, freight costs, exchange rates and several other factors. As of September 30, 2013, our non-guarantor subsidiaries represented $917 million, or 53%, of our consolidated total assets and had total liabilities (excluding intercompany liabilities) of $336 million, all of which rank structurally senior to the notes.

Ranking	The new notes and the guarantees are senior secured obligations of the issuers and the guarantors secured to the extent described below. The notes and the guarantees will rank:

• pari passu with any senior indebtedness of the issuers and the guarantors;
• senior to any indebtedness, if any, of the issuers and the guarantors that is expressly subordinated to the notes and the guarantees;
• effectively senior to any unsecured indebtedness or indebtedness with a junior lien to the liens securing the notes and the guarantees to the extent of the value of the collateral securing the notes and the guarantees;
• pari passu in priority as to the collateral with any other indebtedness that is secured on an equal and ratable basis by the collateral securing the notes to the extent of that collateral; the indenture governing the notes will permit additional indebtedness to be secured on the collateral equally and ratably with the notes, subject to limitations;
       effectively junior to any secured indebtedness which is either secured by assets that are not collateral for the notes and the guarantees or which is secured by a prior lien on the collateral for the notes and the guarantees, including the issuer’s 5-year secured asset-based lending facility (the “ABL Facility”) with respect to the ABL Priority Collateral (as defined below), in each case, to the extent of the value of the assets securing such indebtedness; the ABL Facility will have a maximum borrowing capacity of $150.0 million, all of which would rank effectively senior to the notes to the extent of the value of the ABL Priority Collateral; and structurally junior to all obligations of our subsidiaries that are not guarantors.

Security
The new notes and the guarantees are secured (i) on a first-priority basis, subject to certain exceptions and permitted liens, by a lien on substantially all of the issuers’ and the guarantors’ existing and after acquired material domestic real estate, certain intellectual property and a pledge of 100% of the stock of substantially all of the issuers’ and the guarantors’ domestic subsidiaries and up to 65% of the stock of certain foreign subsidiaries held by the Issuers and the guarantors, and proceeds relating thereto (collectively, the “Notes Priority Collateral”) and (ii) on a second-priority basis by a lien on all of the issuers’ and the guarantors’ domestic assets that secure the ABL Facility on a first-priority basis, including, subject to certain exceptions and permitted liens, present and future domestic receivables, inventory, equipment and substantially all of the Issuers’ and the guarantors’ other domestic assets that are not Notes Priority Collateral, subject to certain exceptions, and proceeds relating thereto (collectively, the “ABL Priority Collateral”). The ABL Facility also is secured on a second-priority basis by a lien on the Notes Priority Collateral. See “Description of the New Notes—Security” and risk included in "Risk Factors" regarding assets excluded from the collateral securing the new notes.

Optional Redemption
We may redeem any of the new notes beginning on February 1, 2016. The initial redemption price is 105.906% of their principal amount, plus accrued interest. The redemption price will decline each year after 2016 and will be 100% of their principal amount, plus accrued interest, beginning on February 1, 2019.

Before February 1, 2016, we may also redeem the new notes, in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus the Applicable Premium (as defined under “Description of the New Notes—Optional Redemption”) as of, and accrued and unpaid interest to, the redemption date.

In addition, before February 1, 2016, we may redeem, with the proceeds from sales of certain kinds of our capital stock, up to 35% of the aggregate principal amount of outstanding new notes at a redemption price equal to 107.875% of their principal amount, plus accrued interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of new notes originally issued remains outstanding.

We may redeem up to 10% of the aggregate principal amount of the notes at a redemption price of 103% of the principal amount of the notes, plus accrued and unpaid interest during each 12 consecutive month period ending on the day immediately preceding the first, second or third anniversary of the date of closing.

Change of Control
Upon a Change of Control Triggering Event (as defined under “Description of the new notes—Definitions”), we will be required to make an offer to purchase the new notes. The purchase price will equal 101% of the principal amount of the new notes plus accrued interest. We may not have sufficient funds available at the time of a Change of Control Triggering Event to make any required debt payment (including repurchases of the new notes).

Certain Covenants
The indenture governing the new notes contain certain covenants, including limitations and restrictions on our ability to:
·   incur additional indebtedness;
·   make dividend payments or other restricted payments;
·   create liens;
·   sell assets;
·   sell securities of our subsidiaries;
·   enter into certain types of transactions with shareholders and affiliates; and
·   enter into mergers, consolidations, or sales of all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described in “Description of the New Notes— Covenants.”
In addition, at such time that the new notes are rated Investment Grade (as defined under “Description of the new notes—Termination of Covenants”) by either of Moody’s or S&P, many of the covenants will permanently cease to apply.

Trading
The new notes are a new issue of securities, and there is currently no established trading market for the new notes. An active or liquid market may not develop for the new notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing or the new notes on any automated dealer quotation system.

Risk Factors
You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to participating in the exchange offer. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page 13 for a discussion of risks and uncertainties relating to us, our subsidiaries, our business, the exchange offer and holding the new notes.

RISK FACTORS

You should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus, including the information included under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012. These are not the only risks we face. Additional risks not presently known or which we currently deem immaterial may also affect our business operations, and even the risks identified below may adversely affect our business in ways we cannot currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.
When we use the term "notes" in this prospectus, the term includes the old notes and the new notes.
Risks Related to the Exchange Offer and Holding the New Notes
Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.
If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain Federal Income Tax Considerations."
You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.
Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:
• certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;
• a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal; and
• any other documents required by the letter of transmittal.
Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."
Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.
If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Holders of our indebtedness secured by liens ranking prior to the liens securing the notes will have rights senior to the rights of the holders of the notes with respect to the collateral securing such other secured indebtedness.
Obligations under the ABL Facility and certain hedging and cash management obligations are secured by a first-priority lien on the ABL Priority Collateral. The notes and related guarantees are secured by a second-priority lien on the ABL Priority Collateral. Any rights to payment and claims by the holders of the notes are subject to the rights to payment or claims by our lenders under the ABL Facility and the holders of any such hedging and cash management obligations with respect to distributions of such collateral. The ABL Facility has a maximum borrowing capacity of $150 million, all of which would rank effectively senior to the notes to the extent of the value of the ABL Priority Collateral. Only when our obligations under the ABL Facility and such hedging and cash management obligations are satisfied in full will the proceeds of the ABL Priority Collateral be available to repay the notes.
Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our indebtedness or the notes.
Our ability to make payments on and refinance our indebtedness and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We may not be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.
If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing our outstanding debt. If such a default were to occur, the lenders under the ABL Facility, and certain lease agreements, could elect to declare all amounts outstanding immediately due and payable, and the lenders would not be obligated to continue to advance funds under the ABL Facility. If the amounts outstanding under the ABL Facility, and certain lease agreements, were accelerated, our assets may not be sufficient to repay in full the money owed to our other debt holders.
The indenture governing the new notes and the ABL Facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.
The indenture governing the new notes and the ABL Facility impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:
•incur additional indebtedness;
•make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);
•make investments;
•create liens;
•sell assets;
•enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;
•engage in transactions with affiliates; and
•consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications and, with respect to the new notes, are described under the heading “Description of the New Notes—Covenants” in this prospectus. In addition, the ABL Facility requires us, under certain circumstances, to maintain compliance with certain financial covenants. Our ability to comply with these covenants may be affected by events beyond our control, including those described in this “Risk Factors” section. A breach of any of the covenants contained in the ABL Facility, including our inability to comply with the financial covenants, could result in an event of default, which would allow the lenders under the ABL Facility and certain lease agreements to declare all amounts outstanding to be due and payable, which would in turn trigger an event of default under the indenture governing the new notes and, potentially, our other indebtedness. At maturity or in the event of an acceleration of payment obligations, we would likely be unable to pay our outstanding indebtedness with our cash and cash equivalents then on hand. We would, therefore, be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements or at all, or face bankruptcy. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy.
Our substantial leverage and debt service obligations may make it difficult for us to service our debt, including the new notes, and operate our business.
We have a substantial amount of outstanding indebtedness with significant debt service requirements. As of September 30, 2013, our total borrowings were $622.2 million (net of $38.8 million unamortized discount on our 4.25% Convertible Notes and these 7.875% Notes). At September 30, 2013, we had a cash balance of $72 million, a $7.5 million term loan, and no borrowings under the ABL Revolver, under which $88 million was available after $24 million was used to support letters of credit. Our significant leverage could have important consequences for holders of the notes, including, but not limited to:
• making it more difficult for us to satisfy our obligations with respect to the new notes and our other debt and liabilities;
•requiring us to dedicate a substantial portion of our cash flow to payments on our debt instead of operations, thus reducing the availability of our cash flow to fund internal growth through working capital, capital expenditures, acquisitions, joint ventures, product research and development and other general corporate purposes;
•increasing our vulnerability to, and reducing our flexibility to respond to, a downturn in our business, or generally adverse economic or industry conditions;
•placing us at a competitive disadvantage compared to our competitors that are not as highly leveraged as us;
•limiting our flexibility in planning for, or reacting to, changes in our business and the competitive environment and industry;
•restricting us from pursuing strategic acquisitions or exploiting certain business opportunities; and
•limiting, among other things, our and our subsidiaries’ ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.
Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Some of these factors are beyond our control. If we cannot service our indebtedness and meet our other obligations and commitments, we might be required to refinance our debt or dispose of assets to obtain funds for such purpose. We cannot assure you that refinancings or asset disposals could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of our debt instruments.
We may incur substantial additional indebtedness, including debt ranking effectively senior to the new notes, which could further exacerbate the risks associated with our substantial indebtedness.
Subject to the restrictions in the indenture governing the new notes, and in the ABL Facility, we and our subsidiaries may be able to incur additional indebtedness, including debt ranking effectively senior to the new notes, in the future. Although these agreements will contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.
Certain assets are excluded from the collateral securing the new notes.
Certain assets are excluded from the collateral securing the new notes as described under “Description of the Notes—Security” including, without limitation, the following:
•any capital stock or other securities of any subsidiary of CBII to the extent that the pledge of that capital stock or other securities would result in our being required to file separate financial statements of such subsidiary with the SEC;
•the voting capital stock of any of our, or our guarantors’ direct, foreign restricted subsidiaries in excess of 65% of the voting rights of all such capital stock in such subsidiary, and any capital stock of an entity that is not our or our guarantors’ direct subsidiary to the extent a pledge of such capital stock is prohibited by such entity’s organizational documents or any shareholders agreement or joint venture agreement relating to such capital stock;
•owned real property with an individual fair market value of $2.0 million or less and leased real property (but excluding the leasehold interest in the Carrollton, Georgia Facility);
•any property as to which the grant of a security interest would violate applicable law, require a consent not obtained of any governmental authority, or breach, result in a default or termination under, or require a consent not obtained under, any document evidencing such property; and
•other “excluded assets” described under “Description of the Notes—Security.”
If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the assets securing the notes and the guarantees (taking into account any secured indebtedness with a prior security interest on such assets) is less than the aggregate amount of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from the excluded assets.
The value of the note holders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the notes.
In the event of a foreclosure on the collateral securing the ABL Facility on a first-priority basis (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from such collateral securing the ABL Facility on which the notes have a second-priority lien may not be sufficient, alone or together with any proceeds from collateral on which the notes have a first-priority lien, to satisfy the notes because such proceeds would, under the intercreditor agreement, first be applied to satisfy our obligations under the ABL Facility and certain hedging and cash management obligations. Only after all of our obligations under the ABL Facility and such other obligations have been satisfied will proceeds from such collateral be applied to satisfy our obligations under the notes. In addition, in the event of a foreclosure on the collateral securing the notes on which the notes have a first priority lien (namely, certain real property, the pledged equity interests in our subsidiaries and the Chiquita and Fresh Express trademarks), the proceeds from such foreclosure may not be sufficient to satisfy, alone or together with any remaining portion of proceeds from collateral on which the notes have a second priority lien, our obligations under the notes. In particular, we have not obtained any valuation for the collateral securing the notes in connection with this offering and any appraisal of the collateral may not reflect the value that would ultimately be realized in a foreclosure.
The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition, trademark infringement by third parties, distressed sale circumstances or other future trends. In addition, to the extent that liens, rights or easements granted to third parties (including tenants) encumber assets or encumber properties owned by us, such third parties have or may exercise rights and remedies with respect to the property or assets subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that:
•the collateral will be saleable and (even if saleable, the timing of its liquidation would be uncertain); or
•the proceeds from any sale or liquidation of the collateral on which the notes have a first or second priority lien will be sufficient to pay our obligations under the notes, in full or at all (including, in the case of collateral on which the notes have a second priority lien, after first satisfying our obligations in full under the ABL Facility and certain hedging and cash management obligations).
Although the security documents governing the notes contain a covenant requiring us to take certain steps to perfect liens in after-acquired assets, no assurance can be given that such liens will be perfected on a timely basis. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our (or the applicable guarantor’s) other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained by the completion of this offering on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral, without the appropriate consents and filings, may be limited.
Claims of creditors of any current or future subsidiaries which do not guarantee the notes will be structurally senior and have priority over holders of the notes with respect to the assets and earnings of such subsidiaries.
All liabilities of any of our current or future subsidiaries that do not guarantee the notes will be effectively senior to the notes to the extent of the value of such non-guarantor subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the notes. For the 9 months ended September 30, 2013, our non-guarantor subsidiaries represented 36% of our consolidated revenues. The relative contribution of our non-guarantor subsidiaries to our consolidated EBITDA varies from period to period and, in any given period, may be significantly greater or smaller than their relative contribution to our consolidated sales, depending on sales price, supply and demand, freight costs, exchange rates and several other factors. As of September 30, 2013, our non-guarantor subsidiaries represented $917 million, or 53%, of our consolidated total assets and had total liabilities (excluding intercompany liabilities) of $336 million all of which was structurally senior to the notes.
Fraudulent conveyance laws may permit courts to void the subsidiary guarantees of the notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees and realization upon collateral owned by the guarantors.
Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee made by any of our subsidiaries could be voided, or claims under the guarantee made by any of our subsidiaries could be subordinated to all other obligations of any such subsidiary, if the subsidiary, at the time it incurred the obligations under any guarantee:
•incurred the obligations with the intent to hinder, delay or defraud creditors; or
•received less than reasonably equivalent value in exchange for incurring those obligations; and
(1)was insolvent or rendered insolvent by reason of that incurrence;
(2)was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or
(3)intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
The indenture limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the value of any collateral pledged by a guarantor that may be realized by the holders of the notes will be limited to the maximum claim such holders have under the guarantee.
A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that each of our subsidiaries making a guarantee received reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the notes.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:
•the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;
•the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or
•it cannot pay its debts as they become due.
The intercreditor agreement related to the indenture governing the notes may limit the rights of the holders of the notes and their control with respect to the collateral securing the notes.
The rights of the holders of the notes with respect to the collateral securing the new ABL Facility on a first-priority basis may be substantially limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, if amounts or commitments remain outstanding under the new ABL Facility and certain hedging and cash management obligations, actions taken in respect of collateral securing our obligations under the new ABL Facility and such other obligations on a first-priority basis, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the first-priority liens, subject to certain limitations. As a result, the collateral agent, on behalf of the holders of the notes, may not have the ability to control or direct these actions, even if the rights of the holders of the notes are adversely affected. Additionally, the agent for the lenders under the new ABL Facility generally has a right to access and use the collateral securing the notes on a first-priority basis for a period of 180 days (subject to certain extensions) following any foreclosure by the collateral agent on such collateral. See “Description of the Notes—Intercreditor Agreement.”
We may be unable to repurchase the notes upon a change of control as required by the indenture governing the notes.
Upon the occurrence of certain specific kinds of change of control events specified in “Description of the Notes,” we must offer to repurchase all outstanding notes. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the notes. Our failure to purchase the notes would be a default under the indenture governing the notes, which would in turn trigger a default under the ABL Facility and certain leases.
There may not be an active trading market for the new notes, and their price may be volatile. Holders may be unable to sell their new notes at the price desired or at all.
There is no existing trading market for the new notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the new notes, that holders will be able to sell any of the new notes at a particular time (if at all) or that the prices holders receive if or when they sell the new notes will be above their initial offering price. If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our common stock, our performance and other factors. We do not intend to list the new notes on any national securities exchange.
The liquidity of any market for the new notes will depend on a number of factors, including:
• the number of holders of the new notes;
• our operating performance and financial condition;
• the market for similar securities;
• the interest of securities dealers in making a market in the new notes; and
• prevailing interest rates.
An active market for the new notes may not develop and, if it develops, may not continue.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the old notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of outstanding old notes. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except with respect to the transfer restrictions and registration rights and related special interest provisions relating to the old notes. The old notes surrendered in exchange for the new notes will be retired and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended
	September 30	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges (a)	1.24x	(b)	(b)	1.63x	1.71x	(b)

(a)
Earnings is the amount resulting from adding and subtracting the following items. Add the following: (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; and (ii) fixed charges. From the total of the added items, subtract the following: (i) interest capitalized; and (ii) undistributed income (loss) of equity investees. Total fixed charges is the sum of interest expense, capitalized interest and the estimated interest component of rental expense.

(b)
For these periods, earnings were inadequate to cover fixed charges. The amount of the coverage deficiencies were: $265 million for the year ended December 31, 2012; $19 million for the year ended December 31, 2011; and $342 million for the year ended December 31, 2008.

SELECTED CONSOLIDATED FINANCIAL DATA
This information is only a summary. You should read the data set forth in the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2013, which are incorporated by reference in this prospectus, and our audited consolidated financial statements and the accompanying notes and our unaudited consolidated financial statements and the accompanying notes, which are incorporated by reference in this prospectus.
The selected consolidated data set forth below is derived from our audited consolidated financial statements for the periods indicated, except that the selected condensed consolidated financial data for the nine months ended September 30, 2013 and 2012 is derived from our unaudited condensed consolidated financial statements for those periods. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) for a fair statement of the results of the interim periods shown have been made. The results for the nine months ended September 30, 2013 and 2012 and any other interim results are subject to significant seasonal variations and are not necessarily indicative of results to be expected for the full year.

	Year Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share amounts)	2012	2011	2010	2009	2008	2013	2012
FINANCIAL CONDITION
Working capital	$200	$321	$397	$355	$321	$273	$261
Capital expenditures	53	76	66	68	63	36	36
Total assets	1,698	1,938	2,067	2,045	1,988	1,723	1,927
Capitalization:
Short-term debt	65	17	20	18	10	2	41
Long-term debt	541	556	614	638	687	620	546
Shareholders' equity	370	800	740	660	524	394	715
OPERATIONS
Net Sales	$3,078	$3,139	$3,227	$3,470	$3,609	$2,309	$2,341
Operating income (loss)(1)	(254)	34	108	147	(281)	67	(49)
Income (loss) from continuing operations(1)	(403)	57	61	91	(330)	16	(72)
(Loss) income from discontinued operations, net of income tax	(2)	—	(3)	(1)	1	—	—
Net income (loss)(1)	(405)	57	57	90	(329)	16	(72)
SHARE DATA
Shares used to calculate net income (loss) per common share - diluted	46.1	46.3	45.9	45.2	43.7	47.4	46.0
Net income (loss) per common share - diluted:
Continuing operations	$(8.75)	$1.23	$1.32	$2.02	$(7.54)	$0.33	$(1.57)
Discontinued operations	(0.04)	—	(0.07)	(0.02)	0.03	—	—
	$(8.79)	$1.23	$1.25	$2.00	$(7.51)	$0.33	$(1.57)
Dividends declared per common share	—	—	—	—	—	—	—

(1)
2012 includes $180 million ($171 million after-tax) of goodwill and trademark impairment in the Salads and Healthy Snacks segment. Also, 2008 includes $375 million ($374 million after-tax) of goodwill impairment charge in the Salads and Healthy Snacks segment. 2012 includes $130 million of income tax expense related to establishing a valuation allowance for U.S. deferred tax assets. 2011 includes an $87 million income tax benefit for releasing valuation allowances for U.S. deferred tax assets.

DESCRIPTION OF OTHER INDEBTEDNESS
See Note 6 – Debt including Capital Lease Obligations to our Condensed Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” – “Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 for information regarding our indebtedness other than the notes.
THE EXCHANGE OFFER
Purpose of the Exchange Offer
 When we sold the old notes on February 5, 2013, we and the guarantors entered into a registration rights agreement with the placement agents of those old notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the old notes for bonds of the same series that are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective on or before 365 days after the closing of the original offering. The registration rights agreement provides that we will be required to pay additional cash interest (“additional interest”) to the holders of the old notes if the exchange offer is not consummated, or if applicable, a shelf registration statement providing for the registered sale of the old notes is not declared effective on or prior to 120 days after any obligation to file a shelf registration statement arises. The additional interest would be 0.25% per annum for the first 90-day period after the exchange or registration deadline, and an additional 0.25% per annum at the end of each subsequent 90-day period, up to a maximum of 1.0%.
 The exchange offer is not being made to holders of old notes in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Terms of the Exchange Offer
 Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on February 4, 2014. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.
 As of the date of this prospectus, $425.0 million aggregate principal amount of old notes are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of old notes known to us.
 We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.
 Old notes tendered in the exchange offer must be in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.
 We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Procedures for Tendering Old Notes
You may only tender your old notes by book-entry transfer of the old notes into the exchange agent’s account at DTC. The tender to us of old notes by you, as set forth below, and our acceptance of the old notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit, on or prior to the expiration date, an agent’s message to Wells Fargo Bank, National Association, as exchange agent, at the address listed below under the heading “—Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the old notes into the exchange agent’s account at DTC.
 The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.
 If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account.
 We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered and to not accept any tender if the acceptance might, in our judgment or our counsel’s, be unlawful. Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.
 By tendering old notes, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer, (iii) you are acquiring the new notes in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”
 If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its old notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
 See “Plan of Distribution.” Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
 Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the old notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with in interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such old notes, in accordance with the terms and conditions of the exchange offer.

 Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the old notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such old notes, free and clear of all liens, restrictions, charges and encumbrances, and that the old notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its old notes, also agrees that it will comply with its obligations under the registration rights agreement.
Acceptance of Old Notes for Exchange; Delivery of New Notes
 Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.
 The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.
 In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC.
 If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.
Book-Entry Transfers
 The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the old notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.
Withdrawal Rights
 For a withdrawal of a tender of old notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related old notes in order that such bonds may be withdrawn. Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering Old Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
 We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange. No new notes will be issued unless the old notes so withdrawn are validly re-tendered.
Conditions to the Exchange Offer
 Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if prior to the expiration date, the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.
 The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion, except that we will not waive the condition with respect to an individual holder unless we waive such condition with respect to all holders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer. The condition to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer.
 In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.
Exchange Agent
 We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402
For Information or Confirm by Telephone Call:
(800) 344-5128
 For Facsimile Transmission
(for Eligible Institutions only):
(612) 667-6282

Fees and Expenses
 The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
 Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.
Accounting Treatment
 We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.
Transfer Taxes
 You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes
 The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.
 If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes imposed by the Securities Act and state securities laws. These transfer restrictions are required because the old notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.
 Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

•	you are not an affiliate of ours.
 If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to third parties.
Each holder of old notes who wishes to exchange such old notes for the related new notes in the exchange offer represents that:

•	it is not our affiliate;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer;

•	it is acquiring the new notes in its ordinary course of business; and

•
if it is a broker-dealer, it will receive the new notes for its own account in exchange for old notes that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes it receives. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

 As discussed above, in connection with resales of new notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer.

DESCRIPTION OF THE NEW NOTES
 The following description is a summary of the material provisions of the particular terms of the notes offered by this registration statement. We will issue the notes pursuant to an indenture, dated as of February 5, 2013 (the “Indenture”), among us, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The summaries of certain provisions of the Indenture, the Intercreditor Agreement and the Security Documents described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture, the Intercreditor Agreement and the Security Documents, respectively. We urge you to read the Indenture, the Intercreditor Agreement and the Security Documents because they define your rights. Copies of the Indenture, the Intercreditor Agreement and the Security Documents will be made available to prospective purchasers of the notes upon request to us as set forth under “Where You Can Find More Information.” For definitions of certain capitalized terms used in the following summary, see “—Definitions.” For purposes of this “Description of the Notes,” references to the “Company” refer only to Chiquita Brands International, Inc. and not to any of its subsidiaries; references to “Chiquita” refer only to Chiquita Brands L.L.C., a wholly owned subsidiary of the Company, and not to any of its subsidiaries; references to the “Issuers,” “we,” “our,” and “us” refer only to the Company and Chiquita and not to any of their consolidated subsidiaries. When we use the term "notes" in this description, the term includes the old notes and the new notes.
New Notes versus Old Notes
 The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.
General
The new notes will be secured, unsubordinated obligations of the Issuers, initially limited to $425 million aggregate principal amount. The notes will mature on    February 1, 2021. The notes will be issued only in
minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Subject to the covenants described below under “—Covenants” and applicable law, the Issuers may issue additional notes (“Additional Notes”) under the Indenture. The notes offered hereby and any Additional Notes would be treated as a single class for all purposes under the Indenture, although they may have different CUSIP numbers.
Each note will initially bear interest at % per annum from February 5, 2013 or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually in arrears on and of each year, commencing, 2013. Interest will be paid to Holders of record at the close of business on the and immediately preceding the Interest Payment Date. Interest is computed on the basis of a 360-day year of twelve 30-day months. Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. See below under “—Registration Rights.”
Optional Redemption
The Issuers may redeem the notes at any time, and from time to time, on or after February 1, 2016.
The redemption price for the notes (expressed as a percentage of principal amount), will be as follows, plus accrued and unpaid interest to, but not including, the redemption date:

If Redeemed During the 12-month period commencing February 1,	Redemption Price
2016	105.906%
2017	103.938%
2018	101.969%
2019 and thereafter	100.000%
In addition, at any time prior to February 1, 2016 the Issuers may redeem on one or more occasions up to 35% of the aggregate principal amount of the notes originally issued (calculated after giving effect to the issuance of any Additional Notes) with the Net Cash Proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Company at a redemption price of % of their principal amount, plus accrued interest to, but not including, the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued (calculated after giving effect to the issuance of any Additional Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 180 days of each such sale of Equity Interests. Notice of any redemption upon any equity offering may be given prior to the completion thereof, and any such redemption notice may, at the Issuers’ discretion, be conditioned on the completion of such equity offering.
At any time during any 12 consecutive month period ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, the Issuers, at their option, may redeem a portion of the notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the redemption date; provided, that the maximum aggregate principal amount of the notes that may be redeemed during any such 12 consecutive month period shall not exceed 10% of the aggregate principal amount of the notes originally issued under the Indenture (calculated after giving effect to the issuance of any Additional Notes).
At any time on or prior to February 1, 2016 the notes may also be redeemed, in whole or in part, on one or more occasions at the option of the Issuers, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the redemption date.
“Applicable Premium” means, with respect to any note on any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such note at    , 2016 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such note through    February 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such note.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2016; provided, however, that if the period from the redemption date to February 1, 2016 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to February 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
Notice of Redemption
The Issuers will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, selection of the notes for redemption will be made by the Trustee:
•in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or,
•if the notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate in accordance with DTC procedures.
However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.
Any notice of redemption may, at the discretion of the Issuers, be subject to one or more conditions precedent, including any sale of Equity Interests.
The Issuers may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise.
Ranking

The notes and the Subsidiary Guarantees will be the senior secured obligations of the Issuers and the Guarantors and will:
•rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors;
•rank senior in right of payment to all existing and future subordinated Indebtedness of the Issuers and the Guarantors;
•rank effectively senior to any unsecured Indebtedness of the Issuers and the Guarantors or any secured Indebtedness of the Issuers and the Guarantors with a lien junior to the lien on the Collateral (as defined below under “—Security”) securing the notes and the Subsidiary Guarantees, to the extent of the value of the Collateral;
•rank pari passu in priority as to the Collateral with any other Indebtedness that is secured on an equal and ratable basis by the Collateral to the extent of the Collateral; the Indenture will permit additional indebtedness to be secured on the Collateral equally and ratably with the notes, subject to limitations;
•rank effectively junior to any secured Indebtedness of the Issuers and the Guarantors which is either secured by assets that are not Collateral or which is secured by a senior lien on the Collateral, including Indebtedness under the Credit Agreement with respect to the ABL Priority Collateral, in each case, to the extent of the value of the assets securing such Indebtedness; and
•be “structurally subordinated” to all existing and future Indebtedness and other liabilities of any Subsidiary of an Issuer that is not a Guarantor.
For the 9 months ended September 30, 2013, the Subsidiaries of the Company that do not provide Subsidiary Guarantees represented 36% of the consolidated revenues the Company and its Subsidiaries. As of September 30, 2013, the Subsidiaries of the Company that do not provide Subsidiary Guarantees represented $917 million, or 53%, of the consolidated total assets of the Company and its Subsidiaries and had total liabilities (excluding intercompany liabilities) of $336 million, all of which rank structurally senior to the notes and the Subsidiary Guarantees. The relative contribution of our non-guarantor subsidiaries to our consolidated EBITDA varies from period to period and, in any given period, may be significantly greater or smaller than their relative contribution to our consolidated sales, depending on sales price, supply and demand, freight costs, exchange rates and several other factors.
Guarantees
Payment of the notes are guaranteed by the Guarantors, jointly and severally and unconditionally, on a senior secured basis, subject to Permitted Liens. Each of the Company’s Restricted Subsidiaries (other than Excluded Subsidiaries) provide a Subsidiary Guarantee of the notes, except for de minimis subsidiaries. Following the date of issuance of the notes, additional Restricted Subsidiaries of the Company will be required to become Guarantors to the extent set forth under “—Covenants—Additional Guarantees.”
If the Issuers default in the payment of the principal of, premium, if any, or interest on the notes, each of the Guarantors will be jointly and severally obligated to pay the principal of, premium, if any, and interest on the notes.
The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.
In certain circumstances a Subsidiary Guarantee of a Guarantor may be released, without consent of the Holders, pursuant to the provisions of the third paragraph under “—Covenants—Additional Guarantees.” Upon any release of a Guarantor from its Subsidiary Guarantee, such Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents. The Issuers also may, at any time at their option, cause any Restricted Subsidiary to become a Guarantor.
Security

The obligations of the Issuers with respect to the notes, the obligations of the Guarantors under the Subsidiary Guarantees, and the performance of all other obligations of the Issuers and the Guarantors under the Senior Secured Note Documents are secured equally and ratably (together with any other Permitted Additional Pari Passu Obligations) by (i) second-priority security interests, subject to certain Permitted Liens, in the ABL Priority Collateral (other than Excluded Assets) and (ii) first-priority security interests, subject to certain Permitted Liens, in the following assets of the Issuers and the Guarantors, in each case whether now owned or hereafter acquired (other than Excluded Assets) (the “Notes Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”):
•all the capital stock held by the Issuers and the Guarantors (which, in the case of any Equity Interests in any Foreign Subsidiary, will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such Foreign Subsidiary);
•the Company’s real property currently owned or acquired after February 5, 2013 (the “Closing Date”) by the Issuers or any Guarantor in fee simple with an individual Fair Market Value (measured as of the Closing Date or at the time of acquisition thereof) in excess of $2.0 million (but including the leasehold interest in the Carrollton, Georgia, facility, and except to the extent subject to a Lien permitted by clause (2) (to the extent disclosed in the title report provided to the Initial Purchasers prior to the date of this offering memorandum), (3), (4), (6) or (24) (as it relates to any of the foregoing) of the definition of “Permitted Liens” to the extent the documentation relating to such Lien prohibits the granting of a Lien thereon to secure the Indenture Obligations and any Permitted Additional Pari Passu Obligations, excluding the Designated Tangible ABL Priority Collateral);
•trademarks and copyrights, excluding intellectual property licenses entered into with customers in the ordinary course of business in connection with the sale of inventory to such customers;
•the Collateral Account and all monies and funds therein (excluding monies and funds constituting proceeds of ABL Priority Collateral) and all Trust Monies constituting proceeds of Notes Priority Collateral; and
•general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds of the foregoing (in each case, except to the extent constituting ABL Priority Collateral).
“Designated Tangible ABL Priority Collateral” shall mean any goods, including without limitation conveyor systems, storage tanks and other goods used or for use in the manufacturing, processing, storage, transporting or distribution operations or business of an Issuer or a Guarantor, regardless of whether such goods are or become fixtures to any real property, excluding, however, heating, ventilation, air conditioning, plumbing and other like fixtures integral to the operation and physical integrity of any real property.
“Excluded Assets” will include, among other things, the following assets of the Issuers and the Guarantors:
(i)assets located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Issuers and the Guarantors;

(ii)assets subject to Liens pursuant to clause (2), (3), (4), (6) or (24) (as it relates to any of the foregoing) of the definition of “Permitted Liens” to the extent the documentation relating to such Liens prohibit such assets from being Collateral and only for so long as such Liens remain outstanding;

(iii)(x) the voting capital stock of Foreign Subsidiaries in excess of 65% of the voting rights of all such capital stock in each such Foreign Subsidiary and (y) any capital stock of a Person that is not a Subsidiary of an Issuer to the extent that a pledge of such capital stock is prohibited by such Person’s organizational documents or any shareholders agreement or joint venture agreement relating to such capital stock;

(iv)any owned real property with an individual Fair Market Value (measured at the Closing Date, if owned on the Closing Date, or at the time of acquisition thereof, if acquired after the Closing Date) not in excess of $2.0 million, and all of the Issuers’ and the Guarantors’ right, title and interest in any leasehold or other non-fee simple interest in any real property, other than the leasehold interest in the Carrollton, Georgia, facility, which shall not be excluded (whether owned on the Closing Date or acquired following the Closing Date);

(v)aircraft, motor vehicles and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Issuers and the Guarantors;

(vi)any property to the extent that the grant of a security interest therein would violate applicable law, require a consent not obtained of any governmental authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination;

(vii)any capital stock or other securities of any Subsidiary of the Company in excess of the maximum amount of such capital stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Company with the SEC;

(viii)(a) deposit accounts the balance of which consists exclusively of withheld income taxes, employment taxes, or amounts required to be paid over to certain employee benefit plans, and
(b) segregated deposit accounts constituting and the balance of which consists solely of funds set aside in connection with tax, payroll and trust accounts;

(ix)any United States intent-to-use trademark applications if the grant of a security interest therein would result in the invalidation of the grantor’s interest therein; and

(x)proceeds and products of any and all of the foregoing excluded assets described in clauses (i) through (ix) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (i) through (ix) above.
For the avoidance of doubt, no assets of any Subsidiary of the Company that is not an Issuer or a Guarantor (including any capital stock owned by any such Subsidiary) shall constitute Collateral.
The Collateral will be pledged pursuant to a security agreement, dated as of the Closing Date, among the Issuers, the Guarantors and the Collateral Agent (as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms, the “Security Agreement”), and one or more mortgages, deeds of trust or deeds to secure Indebtedness (the “Mortgages”) or other grants or transfers for security executed and delivered by the Issuers or the applicable Guarantor to the Collateral Agent for the benefit of the Collateral Agent, the Trustee, the Holders and the holders of any Permitted Additional Pari Passu Obligations.
So long as no Event of Default and no event of default with respect to any Permitted Additional Pari Passu Obligations has occurred and is continuing, and subject to certain terms and conditions, the Issuers and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all capital stock pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence of an Event of Default and any event of default with respect to any Permitted Additional Pari Passu Obligations and to the extent permitted by law and following notice by the Collateral Agent to the Issuers and the Guarantors:
(1)all of the rights of the Issuers and the Guarantors to exercise voting or other consensual rights with respect to all capital stock included in the Collateral shall cease, and all such rights shall become vested, subject to the terms of the Security Agreement and the Intercreditor Agreement, in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and
(2)the Collateral Agent may, subject to the terms of the Intercreditor Agreement, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement, to exercise remedies and sell the Collateral under the Security Documents only at the direction of the holders of a majority of the notes and any Permitted Additional Pari Passu Obligations voting as a single class.
The security interest of the Collateral Agent in certain of the Collateral will not be in place on the Closing Date. Although the Indenture will require the Issuers and the Guarantors to use commercially reasonable efforts to grant a perfected security interest to the Collateral Agent in such Collateral promptly following the Closing Date and to take certain actions in order to perfect, and in certain cases protect the perfection priority of, such security interest, no assurance can be given that such security interest will be granted, and if granted, perfected on a timely basis. In addition, the Indenture and the Security Documents will generally not require the Issuers and the Guarantors to take certain actions to perfect the liens of the Collateral Agent in certain types of Collateral, including not entering into control agreements and not identifying commercial tort claims below certain thresholds. As a result, the Note Liens may not attach or be perfected in certain of the Collateral, which could adversely affect the rights of the holders with respect to such Collateral. The initial mortgages to secure the Company’s real property will not be in place prior to the Closing Date and the Company has agreed that it will take all actions necessary to perfect Liens on such real property no later than 120 days after the Closing Date.
Intercreditor Agreement
The Collateral Agent (in its capacity as Trustee and Collateral Agent), on behalf of the Holders and the holders of any Permitted Additional Pari Passu Obligations, the ABL Facility Collateral Agent, on behalf of the holders of the ABL Obligations, the Issuers and the Guarantors, are parties to an intercreditor agreement (the “Intercreditor Agreement”), dated as of the Closing Date, that sets forth the relative priority of the ABL Liens and the Note Liens, as well as certain other rights, priorities and interests of the Holders and holders of any Permitted Additional Pari Passu Obligations and the holders of the ABL Obligations. The Intercreditor Agreement provides, among other things:
Lien Priority and Similar Liens. Notwithstanding the time, order or method of creation or perfection or enforceability or validity of any ABL Obligations, ABL Liens, obligations under the notes or any Permitted Additional Pari Passu Obligations or the Note Liens, (i) the ABL Liens on the ABL Priority Collateral will rank senior to any Note Liens on the ABL Priority Collateral and (ii) the Note Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral. Except (a) as specified in clause (vii) of the definition of “Excluded Assets”, (b) with respect to the collateral described in clause (iii) of the definition of “Excluded Assets” which secures ABL Obligations of a Foreign Subsidiary, (c) with respect to certain equipment subject to certificates of title described in clause (v) of Excluded Assets that may secure ABL Obligations and not the Notes Obligations, and (d) to the extent Subsidiary Guarantees or Liens on Notes Priority Collateral may be released as described under “Suspension of Covenants” below and the relevant Guarantors or assets are not released from their guarantees of the ABL Obligations or the relevant ABL Liens), the collateral of the Issuers and the Guarantors for the ABL Obligations and the notes and any Permitted Additional Pari Passu Obligations will at all times be substantially the same.
Prohibition on Contesting Liens and Obligations. No Holder or holder of any Permitted Additional Pari Passu Obligations may contest the validity or enforceability of the ABL Liens or the ABL Obligations, and no holder of any ABL Obligations may contest the validity or enforceability of the note Liens, the notes or any Permitted Additional Pari Passu Obligations.
Exercise of Remedies and Release of Liens. For a period of 180 days (subject to extension for any period during which the ABL Facility Collateral Agent is diligently pursuing remedies against the ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of obligations under the notes or any applicable Permitted Additional Pari Passu Obligations and (y) the ABL Facility Collateral Agent receiving notice of acceleration from the Collateral Agent, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Collateral Agent and the Holders and holders of Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. For a period of 180 days (subject to extension for any period during which the Collateral Agent is diligently pursuing remedies against the

Notes Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of the ABL Obligations and (y) the Collateral Agent receiving notice of acceleration from the ABL Facility Collateral Agent, the Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent and the holders of ABL Obligations to take limited protective measures and certain actions permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon (x) any disposition of any ABL Priority Collateral in connection with any enforcement action or, following an event of default under the ABL Obligations, certain other sales consented to by the ABL Facility Collateral Agent including in connection with “going out of business” sales or (y) any disposition of ABL Priority Collateral permitted by the documents governing the ABL Obligations, the Indenture, any agreement governing Permitted Additional Pari Passu Obligations and the Security Documents, in each case, which results in the release of the ABL Lien on such item of ABL Priority Collateral, the Note Lien on such item of ABL Priority Collateral will be automatically released. Upon (x) any disposition of any Notes Priority Collateral in connection with any enforcement action or (y) any disposition of Notes Priority Collateral permitted by the documents governing the ABL Obligations, the Indenture, any agreement governing Permitted Additional Pari Passu Obligations and the Security Documents, in each case, which results in the release of the Note Lien on such item of Notes Priority Collateral, the ABL Lien on such item of Notes Priority Collateral will be automatically released.
ABL Facility Collateral Agent’s Access and Use Rights; License of Intellectual Property. The Collateral Agent will permit the ABL Facility Collateral Agent to have access to and use of certain items of Notes Priority Collateral prior to, and for a period of up to 180 days (subject to extension during periods when the ABL Facility Collateral Agent is prohibited by law from exercising such rights) following, the foreclosure upon or taking possession of such item of Notes Priority Collateral by the Collateral Agent in order to facilitate the ABL Facility Collateral Agent’s exercise of remedies with respect to the ABL Priority Collateral. The Collateral Agent will grant the ABL Facility Collateral Agent an nonexclusive right to use, license and/or sublicense any Notes Priority Collateral consisting of intellectual property solely for the purposes of enabling the ABL Facility Collateral Agent to sell, advertise, market or otherwise dispose of the ABL Priority Collateral, and such grant will continue until all ABL Priority Collateral has been sold, transferred or otherwise disposed. With respect to collateral consisting of Designated Tangible ABL Collateral which has become a fixture to real property that is part of the Notes Priority Collateral, following the access period described in the first sentence of this paragraph, the Collateral Agent will be permitted to sell such Designated Tangible ABL Collateral as part of a larger sale of real property collateral so long as the ABL Facility Collateral Agent shall have received 30 days advance notice of such sale, during which notice period it may remove such Designated Tangible ABL Collateral prior to such sale. The distribution of proceeds from such a sale shall be made in accordance with the terms of the section “Allocation of Certain Proceeds” below.
Tracing of Collateral and Treatment of Cash. Prior to the issuance of a notice of default by the ABL Facility Collateral Agent or the Collateral Agent or an insolvency or liquidation proceeding, whether any asset was acquired with “proceeds” (within the meaning of the UCC) of ABL Priority Collateral or Notes Priority Collateral will be disregarded for purposes of determining whether such asset constitutes ABL Priority Collateral or Notes Priority Collateral. All money, cash, checks, other negotiable instruments, funds and other evidence of payments deposited in or credit to any Deposit Account (other than the Collateral Account), excluding any of the foregoing constituting Trust Monies that are identifiable proceeds of Notes Priority Collateral deposited in or credited to any Deposit Account after written notice is received by the ABL Facility Collateral Agent from the Collateral Agent identifying such proceeds of Notes Priority Collateral, shall be ABL Priority Collateral and may be applied to the ABL Obligations and shall not be deemed to be held in trust for the Holders or subject to disgorgement.
Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will first be applied to the repayment of all ABL Obligations before being applied to any obligations under the notes or any Permitted Additional Pari Passu Obligations and (y) Notes Priority Collateral will first be applied to the repayment of all obligations under the notes and any Permitted Additional Pari Passu Obligations before being applied to any ABL Obligations. Subject to the terms of the Intercreditor Agreement, certain payments and prepayments of the notes and Permitted Additional Pari Passu Obligations may not be made until the Discharge of ABL Obligations. If any Holder, holder of any Permitted Additional Pari Passu Obligation or ABL Obligation receives any proceeds of Collateral or payments in contravention of the foregoing, such proceeds or payments will be turned over to the Collateral Agent or ABL Facility Collateral Agent, as applicable, for application in accordance with the foregoing.

Allocation of Certain Proceeds. In the event that proceeds of Collateral are received by Collateral Agent or ABL Facility Collateral Agent in connection with the sale, transfer or other disposition of Collateral consisting of ABL Priority Collateral and Notes Priority Collateral, if the Collateral Agent and ABL Facility Collateral Agent cannot agree upon the allocation of such proceeds, the amount allocable as proceeds of ABL Priority Collateral consisting of accounts, payment intangibles, inventory and equipment will be not less than the book value of such Collateral (except in the case of equipment which will be based upon the net orderly liquidation value at time of disposition and in the case of inventory the allocation will not be less than cost).
Amendment and Refinancings. The ABL Obligations, the Indenture Obligations and any Permitted Additional Pari Passu Obligations may be amended or refinanced in accordance with the Credit Agreement, the Intercreditor Agreement (with respect to refinancings) and the Indenture and documents governing such Permitted Additional Pari Passu Obligations, and subject to continuing rights and obligations of the holders of such refinancing Indebtedness under the Intercreditor Agreement.
Certain Matters in Connection with Liquidation and Insolvency Proceedings.
Debtor-in-Possession Financings. In connection with any insolvency or liquidation proceeding of an Issuer or any Guarantor, the ABL Facility Collateral Agent may consent to certain debtor-in-possession financings secured by a Lien on the ABL Priority Collateral ranking prior to the Note Lien on such ABL Priority Collateral or to the use of cash collateral constituting proceeds of ABL Priority Collateral without the consent of any Holder or holder of Permitted Additional Pari Passu Obligations, and no Holder or holder of a Permitted Additional Pari Passu Obligation shall be entitled to object to such use of cash collateral or debtor-in-possession financing or seek “adequate protection” in connection therewith (other than in the form of a junior lien on any additional items of collateral for the ABL Obligations which are granted in connection with such debtor-in-possession financing or use of cash collateral, and in connection with such limited right to seek such adequate protection, each holder will be deemed to have consented to such debtor-in-possession financing or use of cash collateral).
Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest. No Holder or holder of any Permitted Additional Pari Passu Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral (except to the extent that the ABL Facility Collateral Agent has obtained relief from the automatic stay), (y) object to any sale of any ABL Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations or (z) object to any claim of any holder of ABL Obligations to post-petition interest to the extent of its ABL Lien on the ABL Priority Collateral. No holder of any ABL Obligation may (x) seek relief from the automatic stay with respect to any Notes Priority Collateral (except to the extent that the Collateral Agent has obtained relief from the automatic stay), (y) object to any sale of any Notes Priority Collateral or any motion seeking relief from the automatic stay with respect to the Notes Priority Collateral in any insolvency or liquidation proceeding, in each case, which is supported by the Holders and holders of Permitted Additional Pari Passu Obligations or (z) object to any claim of any Holder or any holder of Permitted Additional Pari Passu Obligations to post-petition interest to the extent of its Note Lien on the Notes Priority Collateral.
Adequate Protection. No Holder or holder of any Permitted Additional Pari Passu Obligations may
(i)except as expressly provided above, seek adequate protection on account of its Note Lien on the ABL Priority Collateral other than in the form of junior priority liens or (ii) object to any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral). No holder of any ABL Obligation may (i) seek adequate protection on account of its ABL Lien on the Notes Priority Collateral other than in the form of junior priority liens or
(ii)object to any request by the Holders or holders of Permitted Additional Pari Passu Obligations for adequate protection on account of the Notes Priority Collateral (other than payments from the proceeds of ABL Priority Collateral). No Holder or holder of any Permitted Additional Pari Passu Obligations may request or receive adequate protection payments from proceeds of ABL Priority Collateral. No holder of ABL Obligations may request or receive adequate protection payments from proceeds of Notes Priority Collateral.
Plans of Reorganization; Reorganization Securities. Neither the ABL Facility Collateral Agent, the Collateral Agent nor any holder of any ABL Obligations, notes or Permitted Additional Pari Passu Obligations may support any plan of reorganization in any insolvency or liquidation proceeding which contravenes the intercreditor provisions described above (unless consented to by the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of the Liens entitled to the benefit of such contravened intercreditor provisions). The provisions of the Intercreditor Agreement will survive and continue with like effect with respect to any debt obligations distributed pursuant to a plan of reorganization secured by a lien on Collateral.
Use and Release of Collateral
Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except as noted below with respect to Trust Monies or to the extent otherwise provided in the Credit Agreement, the Intercreditor Agreement or other documentation governing the ABL Obligations, the Issuers will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.
Release of Collateral
The Indenture and the Security Documents provide that the Note Liens will automatically and without the need for any further action by any Person be released:
(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note
Liens which has been taken by eminent domain, condemnation or other similar circumstances;
(2) in whole upon:
(a)satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge”; or
(b) a legal defeasance or covenant defeasance of the Indenture as described below under “—Defeasance”;
(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by an Issuer or any Guarantor (other than to an Issuer or another Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Subsidiary Guarantee pursuant to the third paragraph of “—Covenants—Additional Guarantees,” concurrently with the release of such Subsidiary Guarantee;
(4) as to property that constitutes all or substantially all of the Collateral securing the notes, with the consent of Holders of at least 75% in aggregate principal amount of the notes then outstanding;
(5)as to property that constitutes less than all or substantially all of the Collateral securing the notes, with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding; and
(6)in part, in accordance with the applicable provisions of the Security Documents and as described above with respect to the Intercreditor Agreement.
The Indenture provides that, to the extent applicable, the Company will comply with the provisions of the Trust Indenture Act Section 314(b) after qualification of the Indenture pursuant to the Trust Indenture Act.
The Indenture provides that, to the extent applicable, the Company will cause Trust Indenture Act Section 313(b), relating to reports, and Trust Indenture Act Section 314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the Indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an officer of the Company except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Company and reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its Staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to released Collateral. Trustee shall receive an opinion of counsel in connection with the inapplicability of Trust Indenture Act Sections 314(d) to such released Collateral.
Use of Trust Monies
All Trust Monies shall be held by (or held in an account subject to the control of) the Collateral Agent as a part of the Notes Priority Collateral securing the notes and any Permitted Additional Pari Passu Obligations and ABL Obligations and, so long as no Event of Default shall have occurred and be continuing, may, subject to certain conditions set forth in the Indenture, be applied from time to time in accordance with the covenant described below under “—Covenants—Limitation on Asset Sales,” or in any manner permitted by the Indenture or as otherwise required by the Intercreditor Agreement.
Certain Bankruptcy Limitations
The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuers or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”
Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the notes and any other Permitted Additional Pari Passu Obligations, the Holders and holders of such other Permitted Additional Pari Passu Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuers or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.
Sinking Fund
There will be no sinking fund payments for the notes.
Governing Law
The Indenture and the notes, the Security Agreement and the Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof to the extent that the application of the law of another jurisdiction would be required thereby.
Covenants
Overview
In the Indenture, the Issuers will agree to covenants that limit their and the Restricted Subsidiaries’ ability, among other things, to:
•incur additional indebtedness and issue preferred stock;

•pay dividends and make distributions in respect of capital stock;
•make investments or certain other restricted payments;
•place limits on dividends and enter into other payment restrictions affecting certain Subsidiaries;
•enter into transactions with Affiliates;
•guarantee debt;
•sell assets (including the sale of stock of Subsidiaries);
•create liens; and
•merge or consolidate.
In addition, if a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or a part of the Holder’s notes at a price equal to 101% of their principal amount, plus any accrued interest to, but not including, the date of repurchase.
Suspension of Covenants Following the first day:
(a) the notes are rated Investment Grade by both of the Rating Agencies; and
(b) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:
“—Limitation on Asset Sales,”
“—Limitation on Indebtedness,”
“—Limitation on Restricted Payments,”
“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”
“—Transactions with Affiliates of the Company,”
Clause (3) of the first paragraph of “Consolidation, Merger and Sale of Assets” and
“—Additional Guarantees,”
(collectively, the “Suspended Covenants”). If at any time the credit rating on the notes is downgraded below Investment Grade by any Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the notes subsequently are rated Investment Grade from both of the Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating from both of the Ratings Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”
On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the definition of “Permitted Indebtedness” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first paragraph of “—Limitation on Indebtedness,” or the definition of “Permitted Indebtedness” such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified under clause (1) of the definition of “Permitted Indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” but not cause an Event of Default.
In addition, for purposes of the covenant described under “—Transactions with Affiliates of the Company,” all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to the Reinstatement Date will be deemed to have been entered into on or prior to the Closing Date and for purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” all contracts entered into during the Suspension Period prior to the Reinstatement Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Closing Date.
In addition, during a Suspension Period, the Issuers may elect, by delivering written notice thereof to the Trustee, to suspend the Subsidiary Guarantees, and by delivering written notice to the Collateral Agent, to release the Liens securing Notes Priority Collateral. On the Reinstatement Date or as soon as reasonably practicable (but in no event more than 10 business days) thereafter, the Subsidiary Guarantees will be reinstated and any Notes Priority Collateral that was released from Liens securing the notes and the Subsidiary Guarantees, as well as any Notes Priority Collateral acquired during the Suspension Period, will be restored and pledged to secure, on a first-priority basis, subject to Permitted Liens, the notes and the Subsidiary Guarantees in accordance with the Security Documents and the provisions of the Indenture.
During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.
There can be no assurance that the notes will ever be rated Investment Grade or maintain such rating.
Limitation on Indebtedness
The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or Guarantee the payment of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock to any Person other than to the Company or its Restricted Subsidiaries unless, after giving effect to the transaction, its Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the transaction for which financial statements are available immediately preceding the date of such transaction, taken as a single period, is 2.0 to 1 or greater, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock (or the preferred stock, if applicable) had been issued, as the case may be, at the beginning of such four-quarter period.
For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, (x) obligations which constitute Indebtedness of more than one entity only need to be counted once, and (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant: if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or may be incurred under the Fixed Charge Coverage Ratio, the Company may classify (and from time to time may reclassify, including pursuant to the Fixed Charge Coverage Ratio) the Indebtedness in its sole discretion.
The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this

“Limitation on Indebtedness” covenant, (i) the maximum amount of Indebtedness that may be incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies between the dates such non-dollar indebtedness was incurred and the measurement date for purposes of this provision and (ii) a change in GAAP that results in an obligation of the Company or any Restricted Subsidiary that exists at the time of such change, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.
The amount of any Indebtedness outstanding as of any date will be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
(2) the principal amount of the Indebtedness, in the case of any other Indebtedness.
The Issuers and the Guarantors will not incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the notes or the applicable Subsidiary Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them or with respect to control of remedies.

Limitation on Restricted Payments
The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment unless, at the time and after giving effect to the proposed Restricted Payment, the following conditions are met:
(1)no Default or Event of Default under the Indenture shall have occurred and be continuing (or would result therefrom);
(2)after giving effect to any proposed Restricted Payment the Company would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Limitation on Indebtedness”; and
(3)such payment, along with the aggregate amount of all Restricted Payments declared or made on or after the Closing Date (excluding any Restricted Payment that is an Excluded Payment permitted by clauses (b), (c), (d), (g), (n), (o) and (r) of the next succeeding paragraph), may not exceed the sum of:
(a)50% of the Company’s total Consolidated Net Income accrued on a cumulative basis during the period beginning on the Closing Date and ending on the last day of its last fiscal quarter ending prior to the date of the proposed Restricted Payment for which financial statements of the Company are available (or if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus
(b)100% of (A) the aggregate Net Cash Proceeds and Fair Market Value of marketable securities received by the Company on or after the Closing Date (i) as capital contributions or (ii) from the issuance and sale of (x) Equity Interests of the Company to any Person or entity other than a Subsidiary of the Company, excluding the issuance or sale of Disqualified Stock or (y) any other securities of the Company, upon the conversion or exchange of such securities into Equity Interests of the Company (including upon conversion of Indebtedness or upon conversion or exercise of options or warrants), other than Disqualified Stock, and (B) the Fair Market Value of any Replacement Assets to the extent acquired in consideration of the issuance of Equity Interests of the Company, other than Disqualified Stock, or as a capital contribution to the Company; plus
(c)to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or repaid (whether through interest payments, principal payments, dividends or other distributions), the lesser of (i) the amount received in cash from such sale or repayment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)to the extent that any Restricted Investment was made in an Unrestricted Subsidiary or other entity after the Closing Date and such Unrestricted Subsidiary or other entity is redesignated as or becomes a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Investment in such Subsidiary on the date of such redesignation and (ii) the initial amount of such Restricted Investment.
The provisions of the preceding paragraph shall not prohibit the following (the “Excluded Payments”):
(a)the payment of any dividend or redemption of any contractually subordinated Indebtedness within 60 days after such dividend was declared or irrevocable and unconditional notice of such redemption was given, if at the date of such declaration or notice, the payment or redemption would have been permitted;
(b)the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company (or Indebtedness that is subordinated to the notes or any Subsidiary Guarantee) in exchange for, or out of or with the proceeds of the sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock) or in exchange for, or out of or with the proceeds of a capital contribution to the Company; provided that, in each such case, the amount of any such proceeds that are so utilized shall be excluded from clause (3)(b) of the preceding paragraph;
(c)the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or a Restricted Subsidiary that is subordinated to the notes or any Subsidiary Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness incurred under clause (4) of the definition of “Permitted Indebtedness”;
(d)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests to the extent such payments are made on a pro rata basis;
(e)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former director, officer, employee, consultant or agent of the Company (or any of its Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any calendar year (with unused amounts in any calendar year being carried over to the next calendar year);
(f)the periodic purchase of Equity Interests of the Company for contribution to employee benefit plans not to exceed $5 million in any calendar year (with unused amounts in any calendar year being carried over to the next calendar year);
(g)the purchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of (or taxes in respect of the exercise of) such options or warrants and payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable upon the exercise of stock options or vesting of Equity Interests by or in any current or former director, officer, employee, consultant or agent of the Company, any of its Restricted Subsidiaries, or any direct or indirect parent of the Company (or their respective estates or immediate family members);
(h)distributions or payments of Securitization Fees and purchases of Receivables and Related Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction;
(i)[Intentionally Left Blank];
(j)a Restricted Subsidiary of the Company purchasing, redeeming or retiring for value Equity Interests of such Restricted Subsidiary from a Person other than an Affiliate of the Company;
(k)the repurchase by the Issuers of outstanding Equity Interests of the Company in an aggregate amount not to exceed $20 million;
(l)so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), cash dividends on Equity Interests of the Company not to exceed $10 million in any calendar year; provided that at the time of declaration of such dividend and after giving effect thereto, the Company’s Consolidated Leverage Ratio is no greater than 3.0 to 1.0;

(m) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (m) on or after the Closing Date, does not exceed $25 million;
(n)cash payments, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares of capital stock of any such Person in connection with any transaction not otherwise prohibited by the Indenture;
(o)the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the notes or any Subsidiary Guarantee pursuant to provisions similar to those described under the captions “—Repurchase of Notes upon a Change of Control” or “—Limitation on Asset Sales”; provided that all notes tendered by Holders in connection with an applicable Offer to Purchase have been repurchased, redeemed or acquired for value;
(p)any payments made in connection with any Permitted Bond Hedge Transactions;
(q)any payments made (1) to exercise or settle any Permitted Warrant Transaction (A) by set-off against any related Permitted Bond Hedge Transaction or (B) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any Restricted Subsidiary pursuant to the exercise or settlement of any related Permitted Bond Hedge Transaction or (2) to terminate any Permitted Warrant Transactions; or
(r)so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the Closing Date in accordance with the “Limitation on Indebtedness” covenant.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or Restricted Subsidiary, as the case may be. If a Restricted Payment is not made in cash, its value, if in excess of $25 million, must be determined by the Company’s Board of Directors as evidenced by a resolution of the Board of Directors. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (r) above, or is entitled to be made pursuant to the first paragraph of this covenant, the Company will be permitted to classify such Restricted Payment on the date it is made, or later reclassify all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or agree to any encumbrance or restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Equity Interests to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries; or (2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)those in (i) existence on the Closing Date in the Senior Secured Note Documents, the Credit Agreement or any other agreements in effect on the Closing Date and any extensions, refinancings, renewals, replacements, amendments, supplements or restatements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals, replacements, amendments, supplements or restatements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, replaced, amended, supplemented or restated;
(2)applicable law, rules, regulations or orders;

(3)any agreement or instrument (including Acquired Indebtedness) applicable to or binding on a Person, or any property or assets, acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the property or assets, so acquired, provided that, in the case of such acquired Person’s Indebtedness, such Indebtedness was permitted to be incurred by the terms of the notes, and any extensions, refinancings, renewals, amendments or replacements of such agreements, provided further that the encumbrances and restrictions in any such extensions, refinancings, renewals, amendments or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(4)any agreement for the sale or other disposition of a Restricted Subsidiary or assets thereof that restricts distributions by such Restricted Subsidiary or the transfer of such assets pending such sale or other disposition;
(5)those contained in the terms of any Indebtedness permitted to be incurred under the Indenture if either:
(A) the Company determines in good faith that the encumbrances and restrictions, taken as a whole, are not materially less favorable to the Holders than those encumbrances and restrictions contained in the Credit Agreement; or
(B) (x) the Company determines in good faith that the encumbrances and restrictions, taken as a whole, are not materially more disadvantageous to the Holders of the notes than is customary in comparable financings available to the Issuers at such time; and (y) the Company determines in good faith that, based on its assessment of the obligor’s ability to meet the financial and other covenants contained in the terms of such Indebtedness and other factors deemed relevant by the Company, such encumbrances and restrictions will not cause the Issuers not to have the funds necessary to pay the principal (at maturity) of or interest on the notes; provided, in each case, that such Indebtedness was permitted to be incurred by the terms of the Indenture;
(6)customary provisions with respect to the disposition, distribution or assignment of assets or property in joint venture agreements, contracts, leases, licenses and sub-licenses and other similar agreements;
(7)restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;
(8)encumbrances and restrictions in Indebtedness refinancing other Indebtedness provided that the encumbrances and restrictions contained in the new Indebtedness are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders, than those contained in the Indebtedness being refinanced;
(9)encumbrances on property at the time the property was acquired by the Company or a Restricted Subsidiary, which encumbrances are not applicable to any other properties or assets of the Company or its Restricted Subsidiaries;
(10)restrictions imposed by an agreement to sell, transfer or otherwise dispose of assets or Equity Interests to any person pending the closing of such sale, transfer or other disposition;
(11)encumbrances or restrictions with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such encumbrances and restrictions are necessary or advisable to effect the transactions contemplated under such Qualified Securitization Transaction in the good faith determination of the Company; and
(12)any encumbrances or restrictions arising or agreed to in the ordinary course of business, and not relating to any Indebtedness, that the Company determines in good faith do not, individually or in the aggregate, materially affect the Issuers’ ability to make future principal or interest payments on the notes.
Nothing contained in this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries. For purposes of determining compliance with this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Additional Guarantees
The Issuers will cause each Restricted Subsidiary formed or acquired after the Closing Date (other than an Excluded Subsidiary), within ten business days, to execute and deliver a supplemental indenture to the Indenture providing for a Subsidiary Guarantee and supplements to the applicable Security Documents in order to grant a lien in the Collateral owned by such Restricted Subsidiary to the same extent as that set forth in the Indenture and the Security Documents and to take all actions required by the Security Documents to perfect such Lien. In addition, the Indenture provides that the Issuers will not permit any Restricted Subsidiary that does not also provide a Subsidiary Guarantee, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of either Issuer or any Guarantor (other than Indebtedness in an aggregate principal amount not to exceed the greater of $50 million and 4% of Adjusted Consolidated Net Tangible Assets), unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee and supplements to the applicable Security Documents in order to grant a lien in the Collateral owned by such Restricted Subsidiary to the same extent as that set forth in the Indenture and the Security Documents and to take all actions required by the Security Documents to perfect such Lien and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Issuers as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the notes have been paid in full.
If the Guaranteed Indebtedness is (A) pari passu in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.
Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged without any act on the part of any Person upon:
(1)such Subsidiary ceasing to be a Restricted Subsidiary, or any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture;
(2)the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee;
(3)the occurrence of any covenant suspension as described under “—Suspension of Covenants” above; or
(4)the exercise by the Issuers of their legal defeasance or covenant defeasance option as described under “—Defeasance” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture.
Transactions with Affiliates of the Company
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless the following conditions are met:
(1) the transaction or series of transactions must be on terms which are not materially less favorable to the Company or the Restricted Subsidiary, taken as a whole, as would be available in a comparable transaction with an unrelated third party; and

(2) if the transaction or series of transactions involves aggregate payments of $20 million or more, then the transaction or series of transactions must be approved by the Company’s Board of Directors, including the approval of a majority of directors who are disinterested in the transaction or transactions being approved.
However, this provision does not apply to:
(1)any employment or severance arrangement or transactions relating to benefit plans or similar arrangements with any employee, contractor, consultant or director of the Company or any Restricted Subsidiary approved by the Company’s Board of Directors;
(2)payment of reasonable and customary fees, benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, contractors or consultants of the Company or any Restricted Subsidiary;
(3)loans and advances (or cancellations of loans or advances) to employees, consultants, directors and officers of the Company or any Subsidiary in the ordinary course of business otherwise permitted pursuant to the terms of the notes and applicable law;
(4)Restricted Payments that are permitted by the terms of the notes described under the covenant “—Limitation on Restricted Payments” or Permitted Investments;
(5)issuances of Equity Interests (other than Disqualified Stock) of the Company by the Company and the granting or performance of registration rights;
(6)any transaction between or among the Company and one or more Restricted Subsidiaries of the Company or among one or more Restricted Subsidiaries of the Company;
(7)any transaction with any Person solely in its capacity as a holder of Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries, if such person is treated no more favorably than any other holder of Indebtedness or Equity Interest of the Company;
(8)any agreement as in effect on the Closing Date or any amendment thereto or renewal or modification thereof, so long as the amendment, renewal or modification is not materially more disadvantageous to the Holders, taken as a whole, than the agreement existing on Closing Date (as determined in good faith by the Company);
(9)any transaction or series of transactions involving aggregate consideration not to exceed $10 million;
(10)transactions with (i) customers, clients, suppliers, joint ventures, joint venture partners, partnerships, partners, or purchasers or sellers of goods or services that so long as the terms of any such transactions meet the requirements of clause (1) of the first paragraph of this covenant (as determined by the Company in good faith) and (ii) transactions with joint ventures, joint venture partners, partnerships or partners so long as the terms of any such transactions, taken as a whole, are not materially less favorable to the Company or its Restricted Subsidiary participating in such joint venture or partnership than they are to other comparable joint venture participants or partners (as determined by the Company in good faith);
(11)transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or the relevant Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
(12)transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(13)any Qualified Securitization Transaction; and
(14)pledges of Equity Interests of Unrestricted Subsidiaries.
Limitation on Liens
The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or permit any Lien upon any of their assets, except for Permitted Liens.

Limitation on Asset Sales
The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption or discharge of unsubordinated Indebtedness of the Company or any Restricted Subsidiary or other liabilities of the Company or a Restricted Subsidiary (in each case, other than Indebtedness or other liabilities owed to the Company or any Affiliate of the Company), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released or discharged from all liability under such Indebtedness or other liabilities, (c) Replacement Assets, or (d) Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received since the Closing Date pursuant to this clause (d) not to exceed $75 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), plus net reductions in any such Designated Non-cash Consideration as a result of sales, repayments, dispositions or other amortizations for cash, in an amount not to exceed the lesser of (x) the amount of cash received, less the cost of disposition, and (y) the Fair Market Value of such Designated Non-cash Consideration at the time received and (3) if such Asset Sale involves the disposition of Notes Priority Collateral or, after the Discharge of ABL Obligations, the disposition of ABL Priority Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account pending application in accordance with the provisions described below, and, if any property other than cash or Temporary Cash Investments is included in such Net Cash Proceeds, substantially all of such property shall be made subject to the Note Liens. For purposes of this provision, any securities, notes or other obligations received by the Company or any such Restricted Subsidiary that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt (to the extent of the cash received in such conversion) shall be deemed to be cash.
Within 12 months after the Company’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Cash Proceeds from such Asset Sale to:
(1) to the extent such Net Cash Proceeds constitute proceeds from the sale of (x) ABL Priority Collateral or assets that are not Collateral, to repay permanently any Indebtedness under the Credit Agreement or any other Credit Facility then outstanding as required by the terms thereof (and to effect a permanent reduction in the availability under the Credit Agreement or any other Credit Facility), (y) assets of a Restricted Subsidiary that is not a Guarantor, to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor, or (z) Notes Priority Collateral, to repay permanently any other Permitted Additional Pari Passu Obligations if the Issuers substantially concurrently reduce amounts outstanding under the notes on a pro rata basis by making an offer, in accordance with the procedures set forth below, to all Holders to purchase the pro rata portion of the aggregate principal amount notes at a purchase price equal to 100% of the principal amount thereof;
(2) acquire (or enter into a legally binding agreement to acquire), all or substantially all of the assets of a Food-Related Business, or Capital Stock of (x) a Restricted Subsidiary from a Person other than the Company or a Restricted Subsidiary or (y) a Person engaged in such a business in an amount that will cause such Person to become a Restricted Subsidiary (or in the case of an Asset Sale of ABL Priority Collateral, to acquire additional Collateral); provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, such Net Cash Proceeds are applied to acquire assets substantially all of which constitute Notes Priority Collateral;
(3) make a capital expenditure (or enter into a legally binding agreement to make such a capital expenditure); provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, such expenditures shall relate to Notes Priority Collateral;
(4) invest the Net Cash Proceeds (or enter into a legally binding agreement to invest) in Replacement Assets; provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, substantially all of such Replacement Assets constitute Notes Priority Collateral; and
(5) do any combination of the foregoing;
provided that the Company and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (2), (3) and (4) above, if and to the extent that, within 12 months after the receipt of such Net Cash Proceeds, the Company (or one or more of its Restricted Subsidiaries) has entered in to and not abandoned or rejected a binding agreement to apply such Net Cash Proceeds in accordance with the provisions described in clauses (2), (3) and (4) above, and such application is thereafter completed within 180 days after the end of such 12 month period.
The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding paragraph and not applied as so required by the end of such period (other than any such Net Cash Proceeds held by a Restricted Subsidiary of the Company to the extent that such Restricted Subsidiary is restricted by law, its charter or other governing instruments or any agreement from transferring such Net Cash Proceeds to the Company or any of its Restricted Subsidiaries, whether by dividend or otherwise), shall constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds exceeds $25 million, within thirty days thereof, or earlier at the option of the Issuers, the Issuers will make an Offer to Purchase to all Holders and (x) in the case of Net Cash Proceeds from an Asset Sale of Notes Priority Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to asset sales or (y) in the case of any other Net Cash Proceeds, to all holders of other Indebtedness that is pari passu in right of payment with the notes (“Pari Passu Indebtedness”) containing provisions similar to those set forth in the Indenture with respect to assets sales, in each case, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount of the notes (and 100% of the principal amount or, if different, the accreted value of any Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture. If the aggregate principal amount of the notes and principal amount or, if different, accreted value of other Permitted Additional Pari Passu Obligations (in the case of Net Cash Proceeds from Notes Priority Collateral) or notes and other Pari Passu Indebtedness (in the case of any other Net Cash Proceeds) tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the notes and other Permitted Additional Pari Passu Obligations or other Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis, by lot or such other method as the trustee deems fair and appropriate in accordance with DTC procedures. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. Pending the final application of any such Net Cash Proceeds (other than Trust Monies), the Issuers or any of their Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of the Indenture.
The Issuers shall determine in good faith whether, and to what extent, an Asset Sale is in respect of Notes Priority Collateral and to what extent the Net Cash Proceeds in respect of an Asset Sale of Notes Priority Collateral are used to acquire or are invested in Notes Priority Collateral taking into account all relevant factors, including without limitation, the existence of structurally senior claims against the Notes Priority Collateral and the assets of an entity whose capital stock is subject to such Asset Sale or acquired with such Net Cash Proceeds.
Business Activities
The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Food-Related Businesses, except to such extent as would not be material to the Company or its Restricted Subsidiaries, taken as a whole.
Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend such terms and provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreements.
Repurchase of Notes upon a Change of Control
The Issuers must commence, unless the Issuers have previously given an unconditional and irrevocable notice of redemption with respect to all of the outstanding notes in accordance with the provisions described under

“—Optional Redemption” within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to, but not including, the Payment Date.
In the event that Holders of not less than 90% in aggregate principal amount of the notes then outstanding accept an Offer to Purchase in connection with a Change of Control and the Issuers (or any third party making such Offer to Purchase in lieu of the Issuers as described below) purchase all of the notes held by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Offer to Purchase described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of their principal amount plus accrued interest (if any) to, but not including, the date of redemption.
The above covenant requiring the Issuers to repurchase the notes will, unless consents are obtained, require the Issuers to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. For example, the Credit Agreement contains, and the agreements governing the Issuers’ future Indebtedness may contain, prohibitions of certain events, including repurchases of or other prepayments in respect of the notes upon a Change of Control. In addition, a Change of Control would constitute an event of default under the Credit Agreement, and agreements governing the Company’s future Indebtedness could contain similar events of default. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the Credit Agreement or such other Indebtedness. In addition, in the event a Change of Control occurs at a time when it constitutes an event of default under the Credit Agreement or another agreement governing Indebtedness, the Issuers could seek the waiver of their other lenders of the event of default or could attempt to refinance the borrowings. A failure to receive such a waiver or refinance the borrowings would constitute an Event of Default under the Indenture. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by their then-existing financial resources.
There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to repurchase the notes as required by the foregoing covenant, make any other debt payment (whether as a result of similar change of control provisions or to repay Indebtedness which would prohibit the repurchase of the notes or such other debt) or make any other payment required by the terms of any other securities of the Issuers which might be outstanding at the time.
The Issuers will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all notes validly tendered and not withdrawn in such Offer to Purchase.
Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws or regulations, to the extent applicable to the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture.
The existence of a Holder’s right to require the Issuers to repurchase such Holder’s notes upon a Change of Control may deter a third party from acquiring the Issuers in a transaction which constitutes a Change of Control.
The provisions of the Indenture may not afford Holders the right to require the Issuers to repurchase the notes in the event of a highly leveraged transaction or certain reorganization, restructuring, merger or other similar transactions (including, in certain circumstances, an acquisition of the Issuers by management or its affiliates) involving the Issuers that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. In addition, Holders of the notes may not be entitled to require the Issuers to repurchase their notes in certain circumstances involving a significant change in the composition of the Company’s board of directors, including in connection with a proxy contest, where the Company’s board of directors does not endorse a dissident slate of directors but subsequently approves them for purposes of the Indenture.
Prior to the occurrence of the relevant Change of Control, the provisions in the Indenture relating to the obligation of the Issuers to make a related Offer to Purchase may be modified with the written consent of the Holders of a majority in principal amount of the outstanding notes.
SEC Reports and Reports to Holders
 Whether or not required by the SEC, so long as any Notes are outstanding, the Company will file with the SEC (or, if the SEC will not accept such filings, furnish to the Trustee) within the time periods specified in the SEC’s rules and regulations, (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company certified public accountants; and (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
Events of Default
The following events will be defined as “Events of Default” in the Indenture:
(a)default in the payment of any installment of interest on any notes for 30 days after becoming due;
(b)default in the payment of the principal of (or premium, if any, on) any notes when due;
(c)default in the performance of any other covenant contained in the terms of the notes or the Indenture for a period of 60 days after written notice of such failure, requiring the Issuers to remedy the same, shall have been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of 25% in aggregate principal amount of the notes then outstanding;
(d)default shall have occurred under any agreements, indentures or instruments under which an Issuer or any Significant Subsidiary then has outstanding Indebtedness in excess of $30 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated, provided that if, prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by such Issuer or such Significant Subsidiary, or waived by the applicable percentage of holders of such Indebtedness, then the Event of Default under the Indenture shall be deemed likewise to have been remedied, cured or waived; and provided further that if such default results from an action of the United States government or a foreign government which prevents the affected Issuer or Significant Subsidiary from performing its obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under the Indenture;
(e)one or more judgments, orders or decrees for the payment of money in excess of $30 million, either individually or in the aggregate, shall be entered against an Issuer or any Significant Subsidiaries and shall not be discharged, paid, stayed, subject to a negotiated settlement or subject to insurance, and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;
(f)a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official with respect to an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary other than pursuant to a merger or consolidation permitted by the Indenture and, in each case, such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;
(g)an Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official with respect to an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;
(h)default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuers or the failure by the Issuers to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;
(i)any Subsidiary Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company) would constitute a Significant Subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or Issuer not to be, in full force and effect and enforceable in accordance with its terms, except to the extent permitted by the Indenture and any such Subsidiary Guarantee; or
(j)unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, (x) default by an Issuer or any Subsidiary in the performance of the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, (y) the repudiation or disaffirmation by an Issuer or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against an Issuer or any Guarantor party thereto for any reason with respect to a material portion of the Collateral and, in the case of any event described in subclauses (x) through (z), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuers receive written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied.
If an Event of Default (other than an Event of Default specified in clause (f) or (g)) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to the Issuers (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (f) or (g) above occurs, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuers and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”
The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:
(1)the Holder gives the Trustee written notice of a continuing Event of Default;
(2)the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;
(3)such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;
(4)the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.
Officers of an Issuer must certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and that, to their knowledge, the Issuers have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. An Issuer will also be obligated to notify the Trustee within five business days if it becomes aware of any default or defaults in the performance of any covenants or agreements under the Indenture and such default has not been remedied.
Consolidation, Merger and Sale of Assets
Each Issuer will agree not to consolidate or merge with or into any other entity, or sell, lease or convey all or substantially all of its assets to any other entity in any one or more transactions unless the following conditions are met:
(1) the resulting, surviving or transferee Person (the “Surviving Entity”) (i) is organized under the laws of the United States of America or any state or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, the Netherlands Antilles or the Republic of Ireland (provided that if the Surviving Entity is not a corporation satisfying the requirements of this clause (i), there shall be an obligor or a co-obligor that is a corporation that satisfies the requirements of this clause(i)), (ii) the Surviving Entity (if not an Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of such Issuer’s obligations under the notes and the Indenture and the Registration Rights Agreement (and any Subsidiary Guarantee will be confirmed as applying to such Surviving Entity’s obligations) and (iii) the Surviving Entity (if not an Issuer) shall expressly assume the due and punctual performance of the covenants and obligations of such Issuer under the Security Documents;
(2) immediately after giving effect to the transaction (and treating any Indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default under the Indenture may have occurred and be continuing;
(3) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), either (a) the Surviving Entity would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Covenants—Limitation on Indebtedness,” determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period; or (b) the Fixed Charge Coverage Ratio for the Surviving Entity, determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for the most recently completed four-quarter period prior to the transaction;
(4) if the Surviving Entity is organized in a jurisdiction other than (a) under the laws of the United States of America or any state or the District of Columbia and (b) the jurisdiction in which the predecessor obligor on the notes was organized immediately before the transaction, then: (i) the obligations of the Surviving Entity relating to the notes and under the Indenture must be enforceable under the laws of the new jurisdiction, subject to customary exceptions; (ii) the Surviving Entity must agree in writing (x) to submit to jurisdiction and appoint an agent for service of process each under the same terms as the predecessor obligor had been required and (y) that all payments on the notes will be made without withholding or deduction for taxes unless required by law and, if required by law, to pay the additional amounts necessary so that the net amount received by the Holder will not be less than the amount they would have received in the absence of any such withholding or deduction; provided that the Board of Directors of the Surviving Entity must determine in good faith that the transaction will not have a material adverse effect on the Holders of notes;
(5) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the notes;
(6) such Issuer or the Surviving Entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Issuer or the Surviving Entity;
(7) the Collateral owned by or transferred to such Issuer or the Surviving Entity, as applicable, shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders, and (c) not be subject to any Lien other than Permitted Liens;
(8) to the extent the property and assets of the Person which is merged or consolidated with or into the relevant Issuer or the Surviving Entity, as applicable, the relevant Issuer or the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents, including perfection thereof, in the manner and to the extent required in the Indenture or any of the Security Documents; and
(9) the Company must deliver to the Trustee an Officers’ Certificate and Opinion of Counsel, in each stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.
Notwithstanding the foregoing, if an Issuer effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of substantially all of its assets, the condition set forth in clause (3) of the paragraph above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if: (A) (i) the Surviving Entity (1) was formed for the purpose of effecting such transaction, (2) did not engage in any business prior to such transaction, (3) immediately prior to such transaction had no indebtedness or liabilities, contingent or otherwise, of any kind whatsoever, (4) immediately after such transaction had no additional “indebtedness” or significant “liabilities,” contingent or otherwise, of any kind whatsoever in excess of that which such Issuer had immediately prior to such transaction and (5) immediately after such transaction was engaged in the same business as such Issuer was engaged in immediately prior to such transaction, and (ii) the holders of the outstanding voting shares of such Issuer immediately prior to the transaction own, directly or indirectly, the outstanding voting shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction; or (B) the merger was affected solely in connection with changing the jurisdiction of organization of such Issuer.
Each Guarantor will not, and the Issuers will not permit a Guarantor to, in one or more transactions, consolidate or merge with or into any other entity (other than the Issuers or any Guarantor) or sell, lease or convey all or substantially all of its assets to any other entity (other than the Issuers or any Guarantor), unless at the time and after giving effect thereto:
(1) (a) either (i) the Guarantor will be the continuing entity in the case of a consolidation or merger involving the Guarantor or (ii) the Person formed by or surviving such consolidation or merger or the Person which acquires all or substantially all of the assets of the Guarantor on a consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or the jurisdiction of organization of the Guarantor and such Person (x) expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Subsidiary Guarantee and the Indenture and the Registration Rights Agreement and such Subsidiary Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect; and (y) shall expressly assume the due and punctual performance of the covenants and obligations of the applicable Guarantor under the Security Documents;
(b)after giving effect to such transaction, no Default or Event of Default exists;

(c)the Guarantor or the Surviving Guarantor Entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Guarantor or the Surviving Guarantor Entity;
(d)the Collateral owned by or transferred to the Guarantor or the Surviving Guarantor Entity, as applicable, shall (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders, and (iii) not be subject to any Lien other than Permitted Liens; and
(e)to the extent the property and assets of the Person which is merged or consolidated with or into the Guarantor or the Surviving Guarantor Entity, as applicable, are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Guarantor or the Surviving Guarantor Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents, including perfection thereof, in the manner and to the extent required in the Indenture or any of the Security Documents; or
(2) the transaction is made in compliance with the covenant “—Limitation on Asset Sales.”
In the event of any transaction (other than a lease) described in and complying with the conditions listed in the three immediately preceding paragraphs in which an Issuer or any Guarantor, as the case may be, is not the continuing entity, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Guarantor, as the case may be, and an Issuer or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the notes or its Subsidiary Guarantee, as the case may be, the Registration Rights Agreement and the Security Documents.
Defeasance
Defeasance and Discharge. The Indenture provides that the Issuers will be deemed to have paid and will be discharged from any and all obligations (including the release of all Collateral and Subsidiary Guarantees) in respect of the notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:
(A)the Issuers have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the notes, money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, in accordance with the terms of the Indenture and the notes, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
(B)the Issuers have delivered to the Trustee either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuers’ exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit (other than an Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, resulting from the borrowing of funds to be applied to such deposit (any similar deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings), and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced); and
(C)if at such time the notes are listed on a national securities exchange, the Issuers have delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.
Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (3) of the first paragraph under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (h) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets,” clause (c) under “Events of Default” with respect to such other covenants and clauses (d) and (e) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, for the benefit of the Holders of the notes, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (C) and (D) of the preceding paragraph and the delivery by the Issuers to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the event that the Issuers exercise their defeasance option, each Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee and under the Security Documents. Upon covenant defeasance, all Collateral will be released.
Defeasance and Certain Other Events of Default. In the event the Issuers exercise their option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Issuers will remain liable for such payments.
Modification and Waiver
The Indenture, the notes, the Subsidiary Guarantees and the Security Documents may be amended, without the consent of any Holder, to:
(1) cure any ambiguity, defect, mistake or inconsistency in the Indenture, the notes, any Subsidiary Guarantee or any Security Document;
(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “Additional Guarantees”;
(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(4) evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agent under the Indenture or the Security Documents;
(5) make any other provisions with respect to matters or questions arising under the Indenture, the notes, any Subsidiary Guarantee or any Security Document; provided that, in each case, such provisions, shall not materially adversely affect the interests of the Holders;
(6) provide for the issuance of Additional Notes in accordance with the Indenture;
(7) add to the Collateral securing the notes or to add a Guarantor under the Indenture;
(8) provide for uncertificated notes in addition to or in replacement of certificated notes;
(9) conform the text of the Indenture, the notes, the Subsidiary Guarantees or the Security Documents to any provision of this Description of the Notes as evidenced in an officers’ certificate;

(10) mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of the Holders (and the holders or lenders of ABL Liens or Permitted Additional Pari Passu Obligations) as additional security or Collateral for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;
(11)provide for the release of Collateral from the Note Lien and the Security Documents when permitted or required by any of the Security Documents, the Intercreditor Agreement or the Indenture; or
(12)secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement.
Modifications and amendments of any of the Indenture or the Security Documents may be made by the Issuers, each Guarantor party thereto, if any, and the Trustee and Collateral Agent, as applicable, with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes); provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby:
(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;
(2) reduce the principal amount of, or premium, if any, or interest on, any note;
(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “Optional Redemption”; provided, however, that the minimum number of days of notice of redemption that the Company must provide may be shortened with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes;
(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;
(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;
(6) release any Subsidiary Guarantee of a Significant Subsidiary except in compliance with the terms of the Indenture, the Security Documents or the Intercreditor Agreement;
(7) amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of the Issuers or which subordinates any Subsidiary Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Subsidiary Guarantee;
(8) waive a default in the payment of principal of, premium, if any, or interest on the notes; or
(9) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.
In addition, any amendment to, or waiver of, any provision of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens will require consent of the Holders of at least 75% in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes).
Satisfaction and Discharge
The Indenture will cease to be of further effect with respect to the notes, subject to certain exceptions generally relating to compensation and indemnity of the trustee, when either:
•all outstanding notes have been delivered to the trustee for cancellation and we have paid all sums payable by us under the Indenture with respect to such notes, or
•all outstanding notes not delivered to the trustee for cancellation either: (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year; and we have deposited irrevocably with the trustee, in trust, specifically for the benefit of the Holders, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the notes on the dates such payments are due in accordance with the terms of the notes.
Upon satisfaction and discharge, all Collateral will be released and all Guarantors will be released from their Subsidiary Guarantees.
No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees
No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any Guarantor in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or any Guarantor or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.
Concerning the Trustee
Subject to the terms of the Security Documents, the Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Definitions
Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of the Notes” for which no definition is provided.
“ABL Facility Collateral Agent” means Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement, and its successors, replacements or assigns in such capacity.
“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.
“ABL Obligations” means (x) the Indebtedness and other obligations which are secured by a Lien on the Collateral permitted by clause (1) of the definition of “Permitted Liens” and (y) obligations in respect of Bank Products and Hedging Obligations incurred with any lender or agent under the Credit Agreement (or their Affiliates).
“ABL Priority Collateral” shall mean the following property of the Issuers and the Guarantors, whether now owned or hereafter acquired (but excluding assets of the types described in clauses (ii), (iv), (vi), (viii) and (ix) of the definition of “Excluded Assets” and certain other Excluded Assets described under “—Security”):
(1)accounts and payment intangibles (including tax refunds and related tax payments), but excluding accounts and payment intangibles that constitute identifiable proceeds of Notes Priority Collateral;
(2)inventory;

(3)deposit accounts and securities accounts (excluding the Collateral Account), including all monies, uncertificated securities, securities entitlements and other funds held in or on deposit therein contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing) (but excluding all cash, marketable securities, monies, uncertificated securities and securities entitlements that constitute identifiable proceeds of Notes Priority Collateral);
(4)all investment property (other than the capital stock of Chiquita and each Guarantor and the direct subsidiaries of each Guarantor), general intangibles (excluding trademarks and copyrights constituting Notes Priority Collateral), books and records, documents and instruments, chattel paper, letter of credit rights, business interruption insurance, supporting obligations, commercial tort claims and other claims or causes of action, but excluding investment property, general intangibles, books and records, documents and instruments, chattel paper, letter of credit rights, business interruption insurance, supporting obligations, commercial tort claims and other claims or causes of action that constitute identifiable proceeds of Notes Priority Collateral;
(5)equipment and Designated Tangible ABL Priority Property;
(6)all other personal property, excluding any personal property that constitutes Notes Priority Collateral; and
(7)all proceeds of the foregoing.
“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an acquisition of such Person’s assets, provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.
“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.
“Affiliate” of any specified individual or entity, means any other individual or entity who directly or indirectly controls or is controlled by or is under direct or indirect common control with the specified individual or entity. For the purposes of this definition, “control” of an entity means having the power to direct the management and policies of the entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Asset Sale” means:
(1)the sale, conveyance or other disposition of any assets, other than sales or leases of inventory or other assets in the ordinary course of business (whether or not consistent with past practice); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions described above under the caption “—Consolidation, Merger and Sale of Assets” and not by the provisions of the “Limitation on Asset Sales” covenant; or
(2)the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, other than such an issuance or sale to the Company or one or more of its Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by a person other than the Company or a Restricted Subsidiary).
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1)any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million or in which the Company or the Restricted Subsidiary receives aggregate consideration of less than $10 million;
(2)a transfer of assets between or among the Company and any one or more of its Restricted Subsidiaries;

(3)an issuance or transfer of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (other than a Securitization Entity);
(4)a Restricted Payment that is permitted by the covenant described above under the caption “—Covenants—Limitations on Restricted Payments” or a Permitted Investment;
(5)sales or other dispositions of assets or Equity Interests that comply with the clause (1) of the first paragraph of the covenant entitled “Limitation on Asset Sales,” to the extent such sales or dispositions constitute “Permitted Investments”;
(6)disposals or replacement of obsolete or worn-out equipment or other assets that are no longer useful in a Food-Related Business (including, without limitation, the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and the Restricted Subsidiaries taken as whole);
(7)sale-leaseback transactions with ships, trucks, containers or other similar equipment purchased by the Company or its Restricted Subsidiaries from a Person other than the Company or one of its Restricted Subsidiaries within 120 days of such purchase;
(8)(i) the sale or discount of accounts receivable in the ordinary course of business and (ii) the sale of rights with respect to accounts receivable and amounts owed by suppliers or growers in the ordinary course of business;
(9)the surrender or waiver of contract rights (including leases, subleases, licenses and sub-licenses) or the settlement, release, or surrender of contract, tort or other claims;
(10)the lease, sublease or license or sublicense of real or personal property, including patents, trademarks and other intellectual property rights that do not materially interfere with the business of the Company and its Restricted Subsidiaries taken as a whole;
(11)the cancellation of intercompany Indebtedness with the Company or any of its Restricted Subsidiaries permitted under the Indenture;
(12)the granting of Liens not prohibited by the Indenture;
(13)any sale or other disposition of Temporary Cash Investments;
(14)any sale of Equity Interests or other Investments in an Unrestricted Subsidiary; or
(15)the disposition of Receivables and Related Assets in a Qualified Securitization Transaction.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.
“Bank Products” mean any one or more of the following financial products or accommodations extended to the Company or its Subsidiaries: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, and (e) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
“Board of Directors” means, with respect to any Person, the Board of Directors, Board of Managers, Board of Directors of the general partner in the case of a partnership or similar governing body of such Person or any duly authorized committee of such Board of Directors.

“Borrowing Base” means at the time of any incurrence (i) 85% of U.S. domestic eligible trade receivables plus (ii) the lesser of (A) 65% the book value and (B) 85% of the net orderly liquidation value of U.S. domestic eligible inventory (based on the most recent third party appraisal of such inventory received by the Company) plus (iii) an additional fixed asset availability amount of $26.8 million and an additional availability of amount of $7.5 million plus (iv) a foreign assets amount that will not exceed 85% of eligible trade receivables in certain jurisdictions in Western Europe, determined in each case by reference to assets of the Company and its Restricted Subsidiaries, the applicable eligibility criteria in the Credit Agreement (or, if any successor Credit Agreement does not contain any such eligibility criteria, the eligibility criteria contained in the Credit Agreement as in effect on the Closing Date), and as of the end of the most recent fiscal quarter for which financial statements are available, adjusted on a pro forma basis for any acquisition after that balance sheet date and prior to the date of such incurrence. Assets that are the subject of a Qualified Securitization Transaction will be excluded from the foregoing calculation.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Change of Control” means an event or series of events by which any of the following occurs:
(1)any “Person” is or becomes the “beneficial owner” directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of the Company provided, however, that a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of Control if the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of such Person immediately following the consummation of such transaction;
(2)the adoption of a plan relating to the liquidation or dissolution of the Company; or
(3)on any date, a majority of the Company’s Board of Directors does not consist of Persons (a) who were directors at the Closing Date (“Continuing Directors”) or (b) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved.
In the definition of Change of Control, “Person” has the same meaning given to it in Sections 13(d) and 14(d) of the Exchange Act, and “beneficial owner” or “beneficially owned” have the same meaning given to these terms in Rules l3d-3 and l3d-5 under the Exchange Act, except that a Person is deemed to have “beneficial ownership” of all shares that Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.
“Closing Date” means February 5, 2013.
“Collateral Account” means the collateral account established pursuant to the Indenture.
“Collateral Agent” means the Trustee, in its capacity as Collateral Agent for the Holders and holders of Permitted Additional Pari Passu Obligations together with its successors in such capacity.
“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:
(1)an amount equal to any provision for taxes based on income or profits or similar taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)Fixed Charges of such Person and its Restricted Subsidiaries to the extent deducted in computing such Consolidated Net Income; plus
(3)depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses, write-downs (including asset impairment charges), charges or accruals of such Person and its Restricted Subsidiaries (excluding such non-cash expense to the extent it represents an accrual or reserve for cash payments in any future period) for such period to the extent that such depreciation, amortization and other non-cash expenses, write-downs, charges or accruals were deducted in computing such Consolidated Net Income; plus
(4)other non-cash items (other than any such non-cash items to the extent it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of or reserve for cash expenditures in any future period), including, without limitation, non-cash rent expense, non-cash costs of sales, non-cash expense from any employee benefit plan or stock option or incentive plan, non-cash stock compensation expense, non-cash foreign currency gains or losses, non-cash loss on sale or disposition of assets, non-cash loss from write-down or impairment of assets and non-cash expenditures arising out of purchase accounting adjustments with respect to re-valuing assets and liabilities to the extent that such non-cash items were deducted in computing such Consolidated Net Income; plus
(5)any fees, costs, expenses or charges (other than depreciation, depletion or amortization expense) related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred under the Indenture (including a refinancing thereof), in each case, whether or not successful, including, without limitation, such fees, expenses and charges relating to the issuance of the notes and the related refinancing transactions described elsewhere in this registration statement, in each case, to the extent that such fees, expenses or charges were deducted in computing such Consolidated Net Income; plus
(6)to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in computing such Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition; plus
(7)the amount of cost savings, operational improvements and synergies projected by such Person in good faith to be realized as a result of actions taken or expected to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational improvements and synergies are reasonably identifiable and (y) the aggregate amount of cost savings, operational improvements and synergies added pursuant to this clause (7) shall not exceed 10% of the Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of determination (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus
(8)the amount of any restructuring charge, integration costs or other business optimization expenses or reserve deducted in such period in computing such Consolidated Net Income, including any onetime costs incurred in connection with acquisitions after the Closing Date; minus
(9)non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business.
“Consolidated Leverage Ratio” means the ratio of the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date (excluding Indebtedness incurred under clause (6) of the definition thereof) to the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters immediately preceding the date of determination for which financial statements are available in each case, calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of Fixed Charge Coverage Ratio.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only (x) in the case of income, to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof and (y) in the case of loss, only to the extent of such Person’s equity in such loss; (2) the cumulative effect of a change in accounting principles, any extraordinary gains or losses and any gains or losses realized in connection with an asset sale (including disposals of discontinued operations) or the extinguishment of Indebtedness shall be excluded; (3) solely for the purposes of determining Consolidated Cash Flow, any net after-tax income or loss from discontinued operations shall be excluded; (4) any non-cash gain or loss from Hedging Obligations shall be excluded; (5) impairment and other non-cash expenses, write-downs (including asset impairment charges), charges or accruals shall be excluded; (6) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve shall be excluded; (7) the non-cash amortization of discount on Convertible Indebtedness shall be excluded; and (8) non-cash stock based compensation expense shall be excluded.
Notwithstanding the foregoing, for purposes of clause (3) of the covenant described under “Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income that portion, if any, of the Net Income of any Restricted Subsidiary that is not permitted, directly or indirectly, to be paid by way of dividend, distribution or loan to stockholders of such Subsidiary by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; provided that the foregoing shall not apply to restrictions that are permitted by clause (1) or (5) of the second paragraph of the “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant.
“Convertible Indebtedness” means Indebtedness of the Company (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of the Indenture that is either (1) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (2) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock).
“Credit Agreement” means that certain Credit Agreement to be dated on or about the Closing Date, by and among the Company, Chiquita and certain of Chiquita’s Subsidiaries as borrowers, the lenders from time to time party thereto and the ABL Facility Collateral Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Credit Facilities” means one or more debt facilities, commercial paper facilities or indentures providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, sale-leaseback transactions, capital leases or similar obligations or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Company.
“Discharge of ABL Obligations” has the meaning provided in the Intercreditor Agreement and is generally defined to mean (a) the payment in full in cash of all outstanding ABL Obligations excluding contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of money or backstop letters of credit in respect thereof in compliance with the terms of the Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), (b) the termination of all commitments to extend credit under the Credit Agreement and related loan documents, (c) the termination and payment in full in cash of all termination fees and other amounts due and payable in respect of obligations with respect to Bank Products including Hedging Obligations or cash collateralization or the provision of other security in respect thereof in an amount and on terms satisfactory to the relevant secured party and (d) any costs, expenses and contingent indemnification obligations not yet due and payable but with respect to which a claim has been asserted in writing under any document evidencing
ABL Obligations, are backed by letters of credit or cash collateral in an amount and on terms satisfactory to ABL Facility Collateral Agent; provided that in connection with the amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of the Credit Agreement in connection with the incurrence of additional ABL Obligations, the Discharge of ABL Obligations shall be deemed to have not occurred and references to the “Credit Agreement” above shall thereafter refer to the agreement under which such additional ABL Obligations are incurred.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes are or become due. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuers to repurchase such Equity Interests upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Issuers may not repurchase or redeem any such Equity Interests pursuant to such provisions until after the Issuers comply with the covenants described above under the captions “Repurchase of Notes upon a Change of Control” or “Limitation on Asset Sales.”
“Domestic Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia, other than any such Restricted Subsidiary (i) of a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) or (ii) that has no material assets other than capital stock of one or more Foreign Subsidiaries that are CFCs.
“Equity Interests” means capital stock, limited liability company interests, partnership interests or other equity interests or equity securities, and all warrants, options or other rights to acquire such securities (but excluding any debt security that is convertible into, or exchangeable for, such equity interests or equity securities).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means (i) any Domestic Subsidiary that is not Wholly Owned, (ii) any Foreign Subsidiary and (iii) any Securitization Entity. In the event any Subsidiaries previously treated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, the Issuers will promptly cause such Subsidiaries to become Guarantors in accordance with the covenant described under “Additional Guarantees.”
“Fair Market Value” means the price that would be paid in an arm’s-length, commercial transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, provided that any transaction involving consideration of $25 million or more, the Fair Market Value shall be determined in good faith by the Board of Directors, whose determination shall be conclusive.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations (excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and net payments, if any, pursuant to Hedging Obligations and excluding any non-cash interest expense imputed on any convertible debt resulting from the application of ASC 470-20, “Debt—Debt with Conversion and Other Options”; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) the aggregate amount of interest in respect of Indebtedness that is Guaranteed or secured by the assets of the Company or its Restricted Subsidiaries; plus (4) the product of (a) all dividend payments, on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than (x) dividend payments to the Company or its Restricted Subsidiaries or (y) dividend payments on such preferred stock payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems, repays or acquires any Indebtedness or issues, redeems or acquires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, repayment or acquisition of Indebtedness, or such issuance, redemption or acquisition of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the purchase of assets or stock, mergers, liquidations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis (including Pro Forma Cost Savings to the extent such amounts are not included pursuant to clause (7) of the definition of Consolidated Cash Flow) as if they had occurred on the first day of the four-quarter reference period; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and (4) interest on any Indebtedness that is revolving credit Indebtedness calculated on a pro forma basis (including Pro Forma Cost Savings to the extent such amounts are not included pursuant to clause (7) of the definition of Consolidated Cash Flow) shall be calculated based upon the average daily balance of such Indebtedness during the applicable four-quarter reference period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement with respect to exposure to interest rates applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months.
“Fleet Assets” means ocean going vessels and related equipment and machinery owned or to be acquired by the Company or any of its Restricted Subsidiaries and any assets related thereto, including the stock of any Restricted Subsidiary the principal assets of which consist of Fleet Assets.
“Food-Related Businesses” means businesses or operations (i) of the Company on the Closing Date or (ii) involving food or food products, including any business related, ancillary or complementary thereto or a reasonable extension thereof, including, but not limited to, owning, building, re-building, financing and leasing ocean going vessels and related equipment, machinery and assets; provided that if in the case of any business acquired or joint venture entered into by the Company or any of its Restricted Subsidiaries after the Closing Date, such business or joint venture is primarily engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary other than a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the Accounting Standards Codification (“ASC”) maintained by the Financial Accounting Standards Board with additional guidance from opinions, pronouncements, accounting bulletins or guidelines from the Securities and Exchange Commission, the American Institute of Certified Public Accountants or in such other statements by such other entity as approved by a significant segment of the accounting profession, consistently applied. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization or write-off of any expenses incurred in connection with the issuance of the notes and the related refinancing transactions described elsewhere in this registration statement and (2) except as otherwise provided, the amortization or write-off of any amounts required or permitted by

Statement of Financial Accounting Standards Nos. 141 and 142; provided that for the purposes of complying with the obligations under “—SEC Reports and Reports to Holders” GAAP in effect on the date of such reports shall be applied.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Subsidiary of the Company (other than Chiquita) which provides a Subsidiary Guarantee with respect to the notes, including any Person that is required after the Closing Date to execute a Subsidiary Guarantee of the notes pursuant to the covenant “—Covenants—Additional Guarantees,” until such Person’s Subsidiary Guarantee is released in accordance with the Indenture or until a successor replaces such Person pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect against fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity and fuel price risks).
“Holder” means a Person in whose name a note is registered on the registrar’s books.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise (but excluding accrued expenses and trade payables), in respect of:
(1)borrowed money;
(2)bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) or similar obligations (such as bank Guarantees), entered into in the ordinary course of business of such Person (and not for borrowed money) to the extent such letters of credit or similar obligations are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;
(3)banker’s acceptances;
(4)Capital Lease Obligations and Attributable Debt;
(5)the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable) due more than six months after such property is acquired;
(6)any Hedging Obligations, other than Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or specific financial and other similar risks (including commodity and fuel risks) and not for speculative purposes; or
(7)all amounts outstanding and other obligations of such Person in respect of a Qualified Securitization Transaction;
if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.
“Indenture Obligations” means the obligations of the Issuers and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture and the notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the notes, according to the respective terms thereof.
“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Goldman, Sachs & Co., Barclays Capital Inc., Rabo Securities USA, Inc., RB International Markets (USA) LLC and RBC Capital Markets, LLC
“Intercompany Debt Obligations” means any Indebtedness of the Company or any of its Restricted Subsidiaries which is owed to the Company or any of its Restricted Subsidiaries.
“Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any other Rating Agencies, in each case, without regard to outlook.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the advancement of funds by the Company or any of its Restricted Subsidiaries in the ordinary course of business to growers or suppliers of food-related products as advances against payment for such products shall not constitute an Investment. “Investments” shall also include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Equity Interests (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, the amount of or a reduction in an Investment shall be equal to the Fair Market Value thereof at the time such Investment is made or reduced.
“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind in respect of any asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the UCC (or equivalent statutes of any jurisdiction).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means:
(a) with respect to any Asset Sale, means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and
(b) with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Non-recourse Indebtedness” means, with respect to any Person, Indebtedness of such Person as to which the Company and any Restricted Subsidiary may not be directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness except for a Lien on the Capital Stock of an Unrestricted Subsidiary to the creditors thereof which is not recourse to any other assets of the Company or a Restricted Subsidiary), and which, upon the occurrence of a default with respect to such Indebtedness, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment of Indebtedness of the Company or any Restricted Subsidiary to be accelerated or payable prior to its Stated Maturity.
“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Indenture Obligations and any Permitted Additional Pari Passu Obligations.
“Offer to Purchase” means an offer to purchase notes by the Issuers from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(1)the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;
(2)the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);
(3)that any note not tendered will continue to accrue interest pursuant to its terms;
(4)that, unless the Issuers default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(5)that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date; and
(6)that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
On the Payment Date, the Issuers shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by the Issuers. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuers will publicly announce the results of an Offer to Purchase as soon as reasonably practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuers will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuers are required to repurchase notes pursuant to an Offer to Purchase and if following that law or applicable securities laws and regulations conflicts with the Indenture, the Issuers will comply with the law and applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

“Officer” means, with respect to the Issuers or the Guarantors, (i) the Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the President, any Senior Vice President, any Vice President or the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.
“Officers’ Certificate” means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof or two officers listed in clause (i) of the definition thereof.
“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens under clause (5) of the definition of Permitted Liens; provided that (i) except in the case of Additional Notes, the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement agreeing to be bound thereby and (ii) the Issuers have designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness (other than to the Company or any of its Affiliates); provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Indebtedness” means Indebtedness that falls into any of the following categories:
(1) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Closing Date;
(2) the notes offered hereby and the related Subsidiary Guarantees and the related exchange notes and exchange guarantees to be issued in exchange thereof pursuant to the Registration Rights Agreement;
(3) Indebtedness under Credit Facilities outstanding at any time in an aggregate amount not to exceed the greater of $220 million (less the aggregate principal amount of Indebtedness incurred by Securitization Entities and then outstanding pursuant to clause (12) of this paragraph) and the Borrowing Base;
(4) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund (which shall include extensions, renewals, replacements, defeasances, discharges, deferrals, amendments, supplements and modifications), then outstanding Indebtedness (other than Indebtedness outstanding under clause (3), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) and (19)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums (including tender premiums), accrued interest, defeasance costs, fees and expenses and, in the case of convertible Indebtedness, including any equity component representing the issuance date estimated fair value of the conversion feature); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes or the applicable Subsidiary Guarantee shall only be permitted under this clause (4) if (x) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes or the applicable Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes or the applicable Subsidiary Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or the applicable Subsidiary Guarantee such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or the applicable Subsidiary Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the notes, (b) such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) Indebtedness of the Issuers or a Guarantor may only be refinanced with Indebtedness of the Issuers or a Guarantor;
(5) Intercompany Debt Obligations between or among the Company and any of its Restricted

Subsidiaries; provided that any subsequent issuance or transfer of any Equity Interests that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary,
(i)any sale or other transfer of such Indebtedness to a Person other than the Company or a Restricted Subsidiary shall each be deemed to be an incurrence of Indebtedness by the obligor if and to the extent that it is the Company or a continuing Restricted Subsidiary of the Company and
(ii)any Indebtedness of the Issuers or a Guarantor owing to a Restricted Subsidiary that is not an Issuer or a Guarantor incurred after the Closing Date is unsecured and is subordinated in right to payment to the notes and the Subsidiary Guarantee of such Guarantor, as the case may be;
(6) Guarantees representing an Investment permitted by clause (10) or (11) of the definition of “Permitted Investment”;
(7) Indebtedness of the Company or any of its Restricted Subsidiaries (including purchase money obligations and sale-leaseback transactions) secured by Liens on or to acquire the Fleet Assets and refinancings thereof in an aggregate amount outstanding at any time not to exceed $200 million less the aggregate amount of any Investments made (and then outstanding) pursuant clause (18) of the definition of Permitted Investments; provided that (x) the Company would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Covenants—Limitation on Indebtedness”, determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period or (y) the Fixed Charge Coverage Ratio for the Company, determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for the immediately preceding four-quarter period; provided further, that for the purposes of calculating the Fixed Charge Coverage Ratio in clause (y) above, the calculation shall include as Fixed Charges operating lease expenses relating to vessels to be replaced by such acquired Fleet Assets;
(8)additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of $50 million or 4% of Adjusted Consolidated Net Tangible Assets, including all Indebtedness incurred or issued to renew, refund, refinance, replace, defease or discharge any Indebtedness pursuant to this clause (8);
(9)Indebtedness represented by Guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred;
(10)Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees, indemnities or obligations in respect of purchase price adjustments, holdbacks or contingency payments in connection with the acquisition or disposition of assets (other than Guarantees of Indebtedness by any Person acquiring such assets for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company in connection with such disposition;
(11)Indebtedness of the Company or any of its Restricted Subsidiaries in respect to performance bonds, bankers’ acceptances, workers compensation claims, bid, surety or appeal bonds payment obligations, earn-outs, insurance premium financing agreements, self-insurance or similar obligations, bank overdrafts and similar obligations in the ordinary course of business;
(12)Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Indebtedness with respect to the Company and its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Indebtedness becomes recourse to the Company or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by the Company as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;
(13)Indebtedness incurred by the Company or any Restricted Subsidiary (including Acquired Indebtedness, Capital Lease Obligations, sale-leaseback transactions, mortgage financings or purchase money obligations) and Disqualified Stock or preferred stock issued by the Company or any Restricted Subsidiary, in each case, for the purpose of financing all or any part of the purchase price, lease or cost of design, construction, installation or improvement of property (real or property), plant, equipment or other assets used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount, not to exceed the greater of $50 million or 4% of Adjusted Consolidated Net Tangible Assets at any time outstanding, including all Indebtedness and Disqualified Stock or preferred stock incurred or issued to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (13);
(14)the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations not for speculative purposes;
(15)Indebtedness, other than in respect of borrowed money, and incurred in the ordinary course of business (including customer deposits and advance payments received; take-or-pay obligations contained in supply arrangements; and open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or a Restricted Subsidiary);
(16)Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business;
(17)Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business to the extent not drawn upon or, if drawn upon, repaid within 5 days;
(18)Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $5 million; and
(19)Indebtedness constituting or arising under Bank Products incurred by the Company or any Restricted Subsidiary in the ordinary course of business.
    “Permitted Investments” means, for any Person, Investments made on or after the Closing Date consisting of:
(1)Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary (other than a Securitization Entity and other than a transfer of Notes Priority Collateral to a Restricted Subsidiary that is not a Guarantor) or in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company (other than a Securitization Entity) or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary thereof (other than a Securitization Entity);
(2)Cash or Temporary Cash Investments;
(3)an Investment that is made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, the covenant “Limitation on Asset Sales”;
(4)Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding and (b) loans to employees of the Company or its Restricted Subsidiaries for the sole purpose of purchasing equity of the Company not to exceed $5 million in the aggregate at any one time outstanding;
(5)Investments existing on, or made pursuant to binding commitments existing on, the Closing Date (including the Company’s $18 million funding obligation for its joint venture with Danone disclosed elsewhere in this registration statement), provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under the Indenture;
(6)Investments of the Company or any Restricted Subsidiary in connection with Hedging Obligations that are incurred for the purpose of fixing or hedging risk and not for speculative purposes;
(7)Investments consisting of endorsements for collection or deposit in the ordinary course of business;
(8)Investments in suppliers or customers that are received in compromise or resolution of litigation, arbitration or other disputes or of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuers, including pursuant to bankruptcy, receivership or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to the Company or a Restricted Subsidiary;

(9)Investments paid for solely with Equity Interests (other than Disqualified Stock) of the Company;
(10)Investments in any Person in an aggregate amount, as valued at the time each such Investment is made, not to exceed 4% of Adjusted Consolidated Net Tangible Assets at such time, so long as such Investments are in a Food-Related Business; provided that of that amount, no more than $5 million may be used for Investments in Unrestricted Subsidiaries;
(11)Investments represented by Guarantees, other than the Subsidiary Guarantees, in an aggregate amount not to exceed $15 million;
(12)deposits required by government agencies, public utilities or suppliers in the ordinary course of business;
(13)prepaid expenses incurred in the ordinary course of business;
(14)extensions of trade credit in the ordinary course of business recorded as accounts receivable;
(15)Investments acquired after the Closing Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “Consolidation, Merger and Sale of Assets” after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(16)Investments with respect to performance bonds, bankers’ acceptance, workers’ compensation claims, surety or appeal bond payments, obligations in connection with self-insurance or similar obligations and bank overdrafts;
(17)advancement of funds in the ordinary course of business to growers or suppliers of products for Food-Related Businesses as advances for such products;
(18)Investments in joint ventures, partnerships or otherwise to acquire, build, re-build, develop or improve Fleet Assets, not to exceed $200 million at any time outstanding less the aggregate amount of any Indebtedness incurred pursuant clause (7) of the definition of Permitted Indebtedness;
(19)Investments by the Company or a Restricted Subsidiary in a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment is in the good faith determination of the Company necessary or advisable to effect such Qualified Securitization Transaction;
(20)Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements; provided that such licenses, sublicenses or contributions, individually or in the aggregate, do not materially adversely affect or reduce the value of the intellectual property retained by the Issuers or any Restricted Subsidiary; and
(21)Investments (other than Investments specified in clauses (1) through (20) above) in an aggregate amount, as valued at the time each such Investment is made, not to exceed the greater of $35 million or 3% of Adjusted Consolidated Net Tangible Assets at any time after the Closing Date.
“Permitted Liens” means Liens that fit into any of the following categories:
(1)any Lien with respect to the Credit Agreement or any other Credit Facility so long as the aggregate principal amount outstanding under the Credit Agreement or any successor Credit Facility that is secured pursuant to this clause (1) is incurred under and does not exceed the principal amount which could be borrowed under clause (3) of the definition of “Permitted Indebtedness”;
(2)any Liens on assets of the Company or any Restricted Subsidiary existing on the Closing Date other than Liens securing the Credit Agreement;
(3)Liens on assets acquired after the Closing Date that were existing at the time of the acquisition by the Company or any Restricted Subsidiary thereof; provided such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;
(4)Liens on assets to secure the purchase price of assets to be acquired and Indebtedness permitted by clause (13) of the definition of “Permitted Indebtedness”, which Liens cover only the assets acquired with such Indebtedness and proceeds or products of such property or assets or improvements of such property or assets);
(5)Liens securing Permitted Additional Pari Passu Obligations in an aggregate amount not to exceed the greater of (x) $35 million and (y) an amount equal to the excess of the Secured Debt Cap on the date on which such Lien is to be incurred over the aggregate amount of consolidated Indebtedness of the Company and its Restricted Subsidiaries secured by a Lien then outstanding (treating the full principal amount then available for borrowing under the Credit Agreement as outstanding for this purpose);
(6)Liens on an entity or its assets existing at the time the entity becomes a Restricted Subsidiary or is merged with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with the Company or any of its Restricted Subsidiaries;
(7)statutory liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings;
(8)judgment Liens and other similar Liens arising in the ordinary course of business, provided that (a) the enforcement of the Liens is stayed, (b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings; and (c) the judgment would not otherwise constitute a Default or Event of Default under the Indenture;
(9)Liens securing Intercompany Debt Obligations incurred in accordance with the Indenture (other than Liens in favor of a Securitization Entity);
(10)Liens for taxes, assessments or governmental charges not yet due and payable or being contested in good faith, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(11)Liens on property of a Foreign Subsidiary to secure Indebtedness of that Foreign Subsidiary that is otherwise permitted under the terms of the notes;
(12)Liens on foreign bank accounts in accordance with customary banking practice;
(13)easements, rights-of-way, restrictions and other similar encumbrances to the extent they are incurred in the ordinary course of business;
(14)pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
(15)deposits and other Liens to secure letters of credit and bank Guarantees and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;
(16)[Intentionally Left Blank];
(17)Liens on the Fleet Assets so long as the aggregate principal amount of Indebtedness that is secured pursuant to this clause (17) is incurred under and does not exceed the principal amount which could be borrowed under clause (7) of the definition of “Permitted Indebtedness”;
(18)judgment liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;
(19)Liens to secure Hedging Obligations and obligations with respect to Bank Products, in each case, incurred in the ordinary course of business, and in the case of Hedging Obligations for the purpose of fixing or hedging interest rate risk, foreign currency risk or financial and other similar risks (including commodity and fuel price risks) and not for speculative purposes;
(20)Liens in favor of customs and revenue authorities arising as a matter of law to serve as payment of custom duties in connection with the importation of goods;
(21)leases, subleases or licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(22)Liens arising from the filing of UCC financing statements regarding leases;
(23)Liens in favor of the Company or a Restricted Subsidiary;
(24)Liens securing Indebtedness which is incurred to refinance secured Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;
(25)Liens created for the benefit of (or to secure) the notes issued on the Closing Date or any Subsidiary Guarantees of the notes issued on the Closing Date and the exchange notes and related exchange guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement;
(26)Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(27)Liens on cash or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, including the notes;
(28)grants of software and other technology licenses in the ordinary course of business;
(29)customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures or partnerships;
(30)restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(31)Liens on Equity Interests in Unrestricted Subsidiaries;
(32)Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under the Indenture;
(33)statutory Liens of vendors of perishable agricultural commodities or the like (i) arising pursuant to the provisions of the Perishable Agricultural Commodities Act, 7 U.S.C. Section 499 and (ii) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings;
(34)Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case transferred in connection with a Qualified Securitization Transaction; and
(35)Liens not otherwise permitted by clause (1) through (34) above securing Indebtedness in aggregate principal amount at any time not to exceed $10 million.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.
“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture and are described in a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken and the net cost savings achieved or to be achieved from each such action.
“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuers or any Restricted Subsidiary pursuant to which (a) the Issuers or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity its interests in Receivables and Related Assets and (b) such Securitization Entity transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction customary in the industry which is used to achieve a transfer of financial assets under GAAP.
“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings of the notes publicly available, a “nationally recognized statistical rating agency” within the meaning of

Section 3(62) of the Exchange Act, as the case may be, selected by the Issuers, which will be substituted for S&P or Moody’s or both, as the case may be.
“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.
“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Issuers or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Registration Rights Agreement” means (1) with respect to the notes issued on the Closing Date, the Registration Rights Agreement, to be dated the Closing Date, among the Issuers, the Guarantors on the Closing Date and the Initial Purchasers and (2) with respect to any Additional Notes, any registration rights agreement among the Issuers, the Guarantors and the other parties thereto relating to the registration by the Issuers and the Guarantors of such Additional Notes under the Securities Act.
“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related or complementary to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on such date; provided that in the case of a sale of Notes Priority Collateral substantially all of such replacement property or assets constitute Notes Priority Collateral.
“Restricted Investment” means an Investment made after the Closing Date other than Permitted Investments.
“Restricted Payment” means the Company or any of its Restricted Subsidiaries, directly or indirectly, does any of the following: (1) either (a) declares or pays any dividend on or makes any distribution in respect of its Equity Interests or to the direct or indirect holders of its Equity Interests in their capacity as such (other than dividends or distributions payable in its Equity Interests (other than Disqualified Stock) or to the Company or any of its Restricted Subsidiaries), or (b) purchases, redeems or retires for value Equity Interests of the Company (other than Equity Interests owned by the Company or any of its Restricted Subsidiaries); (2) makes any principal payment on or with respect to, or redeems, repurchases, defeases or otherwise acquires or retires for value prior to its scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Restricted Subsidiary that is contractually subordinated in right of payment to the notes or any Subsidiary Guarantee (other than Intercompany Debt Obligations permitted under clause (5) of the definition of “Permitted Indebtedness”) or (3) makes any Restricted Investment. For the avoidance of doubt, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them or with respect to control of remedies.
“Restricted Subsidiary” means any Subsidiary of either the Company (including Chiquita) or Chiquita, other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.
“Sale and Leaseback Transactions” means, with respect to the Company or any Restricted Subsidiary, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, provided the following shall be excluded from the definition: (1) a lease for a period, including renewal rights, of not in excess of four years, (2) the lease that secures or relates to industrial revenue or pollution control bonds, (3) the transaction that is solely between the Company and one or more Wholly-Owned Restricted Subsidiaries or solely between Wholly-Owned Restricted Subsidiaries, (4) a transaction that relates to ships, trucks, containers or other similar equipment purchased by the Company or its Restricted Subsidiary from a Person other than the Company or one of its Subsidiaries within 120 days prior to such sale-leaseback transaction, (5) any transaction in which the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with the “Limitation on Asset Sales” covenant to the extent required thereby; or (6) any single transaction or series of related transactions that involve assets having a Fair Market Value of less than $5 million or the Company receives aggregate consideration of less than $5 million.
“Secured Debt Cap” means, on any date, an amount equal to 3.0 times the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date. For purposes of making the computation referred to above, (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, since the beginning of the four-quarter period referred to above, shall be calculated on a pro forma basis (including Pro Forma Cost Savings to the extent such amounts are not included pursuant to clause (7) of the definition of Consolidated Cash Flow) as if they had occurred on the first day of the four-quarter period and Consolidated Cash Flow for such four-quarter period, (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of since the beginning of the four-quarter period referred to above, shall be excluded and (3) the full aggregate principal amount available for borrowing under the Credit Agreement will be deemed to be borrowed and outstanding on the date of such calculation.
“Securitization Entity” means a Subsidiary of the Company to which the Issuers or any Subsidiary of the Issuers transfers Receivables and Related Assets that engages in no activities other than in connection with the financing of Receivables and Related Assets and that is designated by the Company’s board of directors (as provided below) as a Securitization Entity and:
(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
(1)is guaranteed by the Issuers or any Restricted Subsidiary (excluding guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
(2)is recourse to or obligates the Issuers or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or
(3)subjects any property or asset of the Issuers or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b) with which neither the Issuers nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the Issuers or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuers, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (c) to which neither Issuer nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by delivering to the Trustee a certified copy of the resolution of the board of directors of the Company giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.
“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction.
“Securitization Repurchase Obligation” means any obligation of a seller of Receivables and Related Assets in a Qualified Securitization Transaction to repurchase Receivables and Related Assets arising as a result of a breach of a representation, warranty or covenant or otherwise that are customary for an accounts receivable securitization transaction, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.
“Security Documents” means the Security Agreement, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.
“Senior Secured Note Documents” means the Indenture, the notes, the Subsidiary Guarantees and the Security Documents.
“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Issuers, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuers or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including without limitation, those relating to the servicing of the assets of a Securitization Entity; it being understood that any Securitization Repurchase Obligation that is customary in a Qualified Securitization Transaction shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
“Subsidiary” means, with respect to any Person, any corporation or other entity more than fifty percent (50%) of whose Equity Interests having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such entity is at the time owned by such Person directly or indirectly through Subsidiaries.
“Subsidiary Guarantee” means a Guarantee of the notes in accordance with the terms of the Indenture. “Temporary Cash Investments” means
(1)investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 18 months of the date of purchase;
(2)investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A by S&P and A-2 by Moody’s (any such bank, an “Approved Bank”) maturing within 397 days of purchase;
(3)repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (1) and (2) above entered into with any Approved Bank;
(4)commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 by S&P and P-2 by Moody’s, or A by S&P and A-2 by Moody’s, in each case maturing within 397 days of purchase;

(5)Investments not exceeding 397 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in the preceding clauses (1) through (4); and
(6)in the case of the Company’s non-U.S. Restricted Subsidiaries, short-term investments made in the ordinary course of business or with a commercial bank organized under the laws of any foreign jurisdiction which is a member of the Organisation Economic Co-operation and Development, or a political subdivision of any such foreign jurisdiction, and having a combined capital and surplus of at least the equivalent of $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the Organisation Economic Co-operation and Development.
“Trust Monies” means all cash and Temporary Cash Investments:
(1)received by the Issuers upon the release of Collateral from the Lien under the Indenture or the Security Documents in connection with any Asset Sale; provided that any such cash or Temporary Cash Investments remaining after consummation of an Offer to Purchase pursuant to the covenant “—Covenants—Limitations on Assets Sales” shall cease to be Trust Monies; or
(2)received by the Collateral Agent as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents;
provided, however, that Trust Monies shall in no event include (i) any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of the notes and any Permitted Additional Pari Passu Obligations pursuant to an Offer to Purchase in accordance with the terms of the Indenture, (ii) any cash received or applicable by the Trustee in payment of its fees and expenses or, (iii) prior to the Discharge of ABL Obligations, any amounts attributable to ABL Priority Collateral.
“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Closing Date.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.
“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding capital stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.
Book-Entry Delivery and Form
 Except as described below, the new notes will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the new notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of new notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.
 So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the new notes.
Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.
 We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
 Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.
 So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Bonds for the purposes of receiving payment on the new notes, receiving notices and for all other purposes under the Indenture and the new notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated new notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of new notes under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of new notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of new notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.
 DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of new notes as to which such participant or participants has or have been given such direction.
 DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
 Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Securities
New notes will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related new notes only if (i) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Bonds and we thereupon fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of new notes in certificated form or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the new notes. Upon any such exchange, certificated new notes shall be registered in the names of the beneficial owners of the Global Bonds, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the Trustee.
Registration Rights
 We are making the exchange offer to satisfy your registration rights, as a holder of the old notes. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
 Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the old notes, at our cost to:

•
use our reasonable best efforts to file a registration statement for new notes with identical terms to the old notes except that the new notes will not contain terms with respect to transfer restrictions and registration rights and will not provide for the payment of additional interest under the circumstances described below;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective and to remain effective until the closing of the exchange offer; and

•	use our reasonable best efforts to cause the exchange offer to be consummated not later than 60 days following the effectiveness of the exchange offer registration statement.
Shelf Registration
 If:
 (1) we determine that we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or applicable interpretations of the staff of the SEC;
 (2) the exchange offer is not consummated, for any other reason, within 365 days of February 5, 2013 (February 5, 2014) we will, in addition to or instead of effecting the registration of the new notes pursuant to the exchange offer registration statement, as the case may be;
(3) under certain circumstances, the Initial Purchasers may request; or
(4) any holder of old notes (other than the Initial Purchasers) is not eligible to participate in the exchange offer, we will
 (1) as promptly as practicable, file with the SEC a shelf registration statement covering resales of the old notes;
 (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and
(3) use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (a) two years after the Closing Date, and (2) such shorter period of time that will terminate when all of the securities covered by such registration statement have been sold.
 We will, in the event of the filing of a shelf registration statement, provide to each holder of old notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of old notes that sells the old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification obligations.
Additional Interest
 If the exchange offer is not consummated by February 5, 2014, or, if applicable, a shelf registration statement is not declared effective on or prior to 120 days after any obligation to file a shelf registration statement arises or such shelf registration statement ceases to be effective at any time during the shelf registration period, then additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum thereafter, until(i) the exchange offer is completed, (ii) the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective or (iii) February 5, 2015.
Governing Law
 The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received in exchange for Restricted Bonds that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.
 Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances.
 If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.
 We will not receive any proceeds from any sale of new notes by broker-dealers. new notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those bonds or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to be admitting that it is an “underwriter” within the meaning of the Securities Act.
 Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
 We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio.
EXPERTS
The financial statements incorporated in this Prospectus by reference to Chiquita Brands International, Inc.’s Current Report on Form 8-K dated December 23, 2013 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Assessment of the Company’s Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Chiquita Brands International, Inc. for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Each person receiving this registration statement acknowledges that he has been afforded an opportunity to request from us, and to review, and has received, all information considered by him to be necessary to consider whether or not to purchase the notes offered hereby. We will provide, without charge, to each person to whom this registration statement is delivered, upon that person’s written or oral request, a copy of the indenture and/or any other agreement or document related to the notes offered hereby. Any such request should be delivered to:
Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, North Carolina 28202
Attention: Investor Relations
Telephone: (980) 636-5000
INCORPORATION BY REFERENCE
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services and at the SEC’s website (www.sec.gov). You may also inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, NY 10005.
The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (but not those that are furnished, unless expressly stated otherwise) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.
The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013 and Form 10-K/A filed with the SEC on June 27, 2013;
•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the SEC on May 10, 2013, August 8, 2013 and November 7, 2013, respectively;
•	Our current reports on Form 8-K filed with the SEC on December 23, 2013; and
•	the portions of our Definitive Proxy Statement on Schedule 14A incorporated by reference into our Annual Report for the year ended December 31, 2012, which we filed with the SEC on April 12, 2013.
We also incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) on or after the date of this registration statement.
 All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption “Available Information.”
 Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Offer to Exchange $425,000,000 Aggregate Principal Amount of 7.875% Senior Secured Notes due 2021 that have been registered under the Securities Act of 1933 for Outstanding 7.875% Senior Secured Notes due 2021 of
Chiquita Brands International, Inc.
Chiquita Brands L.L.C.

January 6, 2014